UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to §240.14a-12
EXIDE TECHNOLOGIES

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD SEPTEMBER 9, 2008

To our Stockholders:

The 2008 annual meeting of stockholders of Exide Technologies will be held at the Hilton Garden Inn Atlanta North Alpharetta at 4025 Windward Plaza Drive, Alpharetta, Georgia 30005, on Tuesday, September 9, 2008, beginning at 9:00 a.m., local time. At the meeting, the holders of our outstanding common stock will act on the following matters:

(1) The election of nine directors;

(2) The ratification of the appointment of our independent auditors for fiscal 2009; and

(3) Any other matters that properly come before the meeting.

All holders of record of shares of our common stock (NASDAQ: XIDE) at the close of business on July 11, 2008 are entitled to vote at the meeting and any postponements or adjournments of the meeting.

The enclosed proxy statement describes the proposals set forth above in more detail. We urge you to read the proxy statement carefully before you decide how to vote.

You are cordially invited to attend the meeting. Please note that due to space limitations, stockholders may only bring one guest. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., local time, and seating will begin at 8:30 a.m., local time. Each stockholder may be asked to present valid, government-issued picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including cellular phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors,

Gordon A. Ulsh	Brad S. Kalter
President and Chief Executive Officer	Deputy General Counsel and Corporate Secretary

July 28, 2008

YOUR VOTE IS IMPORTANT

If you are unable to attend the meeting in person, you may vote on the proposals by proxy. To do so, please complete, date, sign and return the enclosed proxy card. We have enclosed a postage prepaid envelope to expedite the return of your proxy card. You may also vote by telephone or over the Internet as noted in the proxy card instructions. If you have voted by telephone, Internet or mail and later decide to attend and vote at the meeting, you may do so.

13000 DEERFIELD PARKWAY
BUILDING 200
ALPHARETTA, GEORGIA 30004

PROXY STATEMENT, DATED JULY 28, 2008

The Board of Directors of Exide Technologies (the “Board”) is soliciting proxies from its stockholders to be voted at the annual meeting of stockholders to be held on Tuesday, September 9, 2008, beginning at 9:00 a.m., local time, at the Hilton Garden Inn Atlanta North Alpharetta at 4025 Windward Plaza Drive, Alpharetta, Georgia 30005, and at any postponements or adjournments of the meeting. This proxy statement contains information related to the annual meeting. This proxy statement, a proxy card and our Annual Report on Form 10-K for the fiscal year ended March 31, 2008 are being mailed to stockholders on or about July 25, 2008. The fiscal year ended March 31, 2008 is referred to as “fiscal 2008” in this proxy statement. Unless the context indicates otherwise, the “Company,” “Exide,” “we” or “us” refers to Exide Technologies and its subsidiaries.

QUESTIONS AND ANSWERS RELATING TO THE ANNUAL MEETING

Why did I receive these materials?

Stockholders as of the close of business on July 11, 2008, which is referred to as the “Record Date,” are entitled to vote at our annual meeting of stockholders, which will be held on September 9, 2008. As a stockholder, you are invited to attend the annual meeting and are requested to vote on the items of business described in this proxy statement. We are required by law to distribute these proxy materials to all stockholders as of the Record Date. This proxy statement provides notice of the annual meeting of stockholders, describes the proposals presented for stockholder action and includes information required to be disclosed to stockholders. The accompanying proxy card enables stockholders to vote on the matters without having to attend the annual meeting in person.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on the Record Date are entitled to receive notice of, and to participate in, the annual meeting. If you were a stockholder of record on the Record Date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

How many votes do I have?

You will be entitled to one vote for each outstanding share of our common stock you own as of the Record Date. As of the Record Date, there were 75,315,740 shares of our common stock outstanding and eligible to vote.

Who can attend the meeting?

Subject to space availability, all stockholders as of the Record Date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., local time and seating will begin at 8:30 a.m., local time. If you attend, please note that you may be asked to present valid, government-issued picture identification, such as a driver’s license or passport. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the meeting.

Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card or, if you vote by telephone or Internet, indicating your plans when prompted.

How many shares must be present or represented to conduct business at the annual meeting?

The presence or representation at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the Record Date will constitute a quorum, permitting the conduct of business at the meeting. As of the Record Date, 75,315,740 shares of common stock, representing the same number of votes, were outstanding. Accordingly, the presence of the holders of common stock representing at least 37,657,871 votes will be required to establish a quorum.

Proxies received by us but marked as abstentions, votes withheld and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

How can I vote my shares in person at the annual meeting?

Shares held in your name as the stockholder of record (that is, if your shares are registered directly in your name with our transfer agent) may be voted by you in person at the annual meeting. Shares held by you beneficially in “street name” through a broker, bank or other nominee may be voted by you in person at the annual meeting only if you obtain a legal proxy from the broker, bank or other nominee that holds your shares giving you the right to vote the shares.

How can I vote my shares without attending the meeting?

Whether you hold shares directly as the stockholder of record or beneficially in “street name,” you may direct how your shares are voted without attending the annual meeting. If you are a stockholder of record you must complete and properly sign and date the accompanying proxy card and return it to us and it will be voted as you direct. A postage pre-paid envelope is included for your use. If you are a stockholder of record and attend the meeting, you may deliver your completed proxy card in person at that time. If you hold shares beneficially in “street name,” you may vote by submitting voting instructions to your broker, bank or other nominee.

Can I vote by telephone or over the Internet?

If you are a stockholder of record, you may vote by telephone, or over the Internet, by following the instructions included with your proxy card. If your shares are held beneficially in “street name,” please check your proxy card or contact your broker, bank or other nominee to determine whether you will be able to vote by telephone or over the Internet. The deadline for voting by telephone or over the Internet is 11:59 p.m., local time, on September 8, 2008.

Can I change my vote after I return my proxy card?

Yes. If you are a stockholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing with our Corporate Secretary, 13000 Deerfield Parkway, Building 200, Alpharetta, Georgia 30004, a notice of revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name” through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

Who counts the votes?

Votes will be counted and certified by the Inspectors of Election, who are employees of American Stock Transfer & Trust Company (“AST”), our transfer agent. If you are a stockholder of record, your signed proxy card is returned directly to AST for tabulation. If you hold your shares beneficially in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will return one proxy card to AST on behalf of its clients.

What are the Board of Directors’ recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote FOR each of the proposals.

Will stockholders be asked to vote on any other matters?

To our knowledge and the knowledge of management, stockholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the persons named as proxies for stockholders will vote on those matters in the manner they consider appropriate. See “Stockholder Proposals and Director Nominations for 2009 Annual Meeting.”

What vote is required to approve each item?

Election of Directors.  The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors (Proposal 1). A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Ratification of Appointment of Independent Auditors.  For the ratification of the appointment of our independent auditors for fiscal 2009 (Proposal 2), the affirmative vote of the holders of a majority of the votes cast in person or represented by proxy, and entitled to vote on the item will be required for approval.

A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

How are votes counted?

In the election of directors, you may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. You may not cumulate your votes for the election of directors.

For the other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items.

If you hold your shares in “street name” through a broker, bank or other nominee rather than directly in your own name, then your broker, bank or other nominee is considered the stockholder of record, and you are considered the beneficial owner of your shares. We have supplied copies of our proxy statement of stockholders to the broker, bank or other nominee holding your shares of record, and they have the responsibility to send it to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares at the annual meeting. The broker, bank or other nominee that is the stockholder of record for your shares is obligated to provide you with a voting instruction card for you to use for this purpose. If you hold your shares in a brokerage account but you fail to return your voting instruction card to your broker, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered present and entitled to vote on that proposal. If a quorum is present at the annual meeting, the persons receiving the greatest number of votes will be elected to serve as directors. As a result, broker non-votes will not affect the outcome of the voting on the election of directors (Proposal 1). The approval of the ratification of the appointment of our independent auditors (Proposal 2) requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on the proposal. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the proposal has been approved.

If you are a beneficial owner and your broker, bank or other nominee holds your shares in its name, it is permitted to vote your shares on the election of directors (Proposal 1) and the ratification of the appointment of our independent auditors (Proposal 2), even if the broker, bank or other nominee does not receive voting instructions from you.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Where can I find the voting results of the annual meeting?

We intend to announce the preliminary voting results at the annual meeting and publish the final results in our quarterly report on Form 10-Q for the quarter ending September 30, 2008.

PROPOSALS SUBMITTED FOR STOCKHOLDER VOTE

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board currently consists of nine directors. The Nominating and Corporate Governance Committee recommended to the Board, and the Board approved the nomination of each of the nominees below for election to serve a one-year term set to expire at the 2009 annual meeting of stockholders and until their successors are duly elected and qualified. Our Board expects that all of the nominees will be able and willing to serve as directors. If any nominee is not available to serve as a director at the time of the annual meeting, the persons named on the proxy will vote for another candidate nominated by our Board, or our Board may reduce the number of directors. As discussed under the heading, “Corporate Governance — Board of Directors Committees and Meetings,” and the rules and regulations of the Securities and Exchange Commission (the “SEC”), our Board has determined that each of the director nominees below, except Gordon A. Ulsh, is an “independent director” as defined in the listing standards of The NASDAQ Global Market, as currently in effect. The Board determined that Mr. Lash’s employment with Tontine Associates, LLC, did not impair his independence under The NASDAQ Marketplace Rules (the “NASDAQ Rules”).

Each of the nominees named below is currently a member of our Board and was elected at our 2007 Annual Meeting. Biographical information about each director nominee, as of July 7, 2008, appears below.

Director Nominees

Herbert F. Aspbury
Director since 2006

Mr. Aspbury, 63, is an investor and advisor at Private Client Resources LLC, a privately held company founded in 2001, which provides consolidated financial information for high wealth investment managers and their clients. Since 2002, Mr. Aspbury has also served as an Adjunct Professor at the Fisher Graduate School of International Business of the Monterrey Institute of International Studies and has been a frequent guest lecturer in Cornell University’s Joint MBA program with Queens University of Canada. Mr. Aspbury retired from Chase Manhattan Bank in 2000 where he served in a number of capacities, most recently as the London-based Managing Director and Regional Executive for Europe, Africa and the Middle East. Mr. Aspbury was a member of Chase’s Management Committee. Mr. Aspbury also served in a number of capacities with Chemical Bank until its merger with Chase Manhattan. Mr. Aspbury serves as Chairman of the Board of Trustees of Villanova University and previously chaired the University’s Audit & Finance Committee. Mr. Aspbury is also a director of the Royal Oak Foundation, the U.S. arm of Britain’s National Trust, and served as Chairman from 2004 through 2007. Mr. Aspbury is Chairman of the Finance Committee and a member of the Audit Committee.

Michael R. D’Appolonia
Director since 2004

Mr. D’Appolonia, 59, currently serves as President and Chief Executive Officer of Kinetic Systems, Inc., a global provider of process and mechanical solutions to the electronics, solar and biopharmaceutical industries. From 2001 through 2005, Mr. D’Appolonia was President of Nightingale & Associates, LLC, a global management consulting firm providing financial and operational restructuring services to both publicly and privately held middle-market companies. In his consulting capacity, Mr. D’Appolonia served as an executive officer of a number of companies including Cone Mills Corporation, Moll Industries, Inc., McCulloch Corporation, Ametech, Inc., Halston Borghese, Inc. and Simmons Upholstered Furniture Inc. Mr. D’Appolonia is a member of the Board of Directors of Kinetic Systems Inc., and was a member of the Board of Directors of The Washington Group International, Inc., prior to that company’s sale in November 2007. Mr. D’Appolonia is Chairman of the Compensation Committee.

David S. Ferguson
Director since 2005

Mr. Ferguson, 63, is the principal of DS Ferguson Enterprises, LLC, a retail consulting business. From September 2000 through July 2003, Mr. Ferguson served as President and Chief Executive Officer of

Wal*Mart Europe. Prior to that, he was President and Chief Executive Officer of Wal*Mart Canada from February 1996 to September 2000. Mr. Ferguson was President and Chief Operating Officer as well as a director of Stuarts Department Stores from August 1994 through October 1995. Mr. Ferguson is a member of the Board of Directors of the Empire Company Limited, the parent company of Sobeys Inc., a Canadian grocery chain and is a member of the Dean’s Advisory Board of the Business School at Morehouse College. Mr. Ferguson is currently on the Board of Advisors of Miller Zell, Inc. Mr. Ferguson is a member of the Compensation Committee and the Nominating and Corporate Governance Committee.

Paul W. Jennings
Director since 2006

Mr. Jennings, 51, is President and Chief Executive Officer of Innospec Inc., an international specialty chemicals company headquartered in England. From November 2002 through his appointment as CEO, Mr. Jennings served as Innospec’s Executive Vice President and Chief Financial Officer. Mr. Jennings previously served as CFO of Griffin LLC, a joint venture between Griffin Corporation and Dupont and, from 1986 to 1999, held the positions of CFO and Vice President of Finance for various divisions and regions of Courtaulds plc, working in the United States, Europe and Singapore. Mr. Jennings is a member of the Nominating and Corporate Governance Committee.

Joseph V. Lash
Director since 2007

Mr. Lash, 45, has been employed by Tontine Associates, LLC, a Greenwich, Connecticut-based investment firm, since July 2005. Tontine Associates, LLC is an affiliate of Jeffrey L. Gendell, the beneficial owner of 31.5% of our common stock as described in a Form 4 filed by Mr. Gendell on November 11, 2007. Prior to that, Mr. Lash was a Senior Managing Director of Conway, Del Genio, Gries & Co., LLC, a financial advisory firm from April 2002 to July 2005. From June 1998 to April 2001, Mr. Lash was a Managing Director of JP Morgan Chase & Co., a financial services firm. Mr. Lash also serves as a director of Integrated Electrical Services, Inc., an electrical contracting services provider, and Neenah Foundry Company, a metals casting manufacturer. Mr. Lash is a member of the Finance Committee.

John P. Reilly
Director since 2004

Mr. Reilly, 64, is the retired Chairman, President and Chief Executive Officer of Figgie International. Mr. Reilly has more than thirty years of experience in the automotive industry, where he has served as President and CEO of a number of automotive suppliers, including Stant Corporation and Tenneco Automotive. He has also held leadership positions at the former Chrysler Corporation and Navistar, and has served as President of Brunswick Corporation. Mr. Reilly is currently on the Board of Directors of Material Sciences Corporation, Marshfield Door Systems, Inc. and Timken Company. Mr. Reilly serves as Chairman of the Board of Directors and a member of the Compensation Committee.

Michael P. Ressner
Director since 2004

Mr. Ressner, 59, is a retired Nortel Networks executive who, between 1981 and 2003, served in a number of senior financial and operational management positions. Mr. Ressner was an Adjunct Professor of Applied Financial Management at North Carolina State University between 2002 and 2004. He has been an adviser within the College of Management at North Carolina State University since 2004. Mr. Ressner currently serves as a member of the Board of Directors for the following companies: Entrust, Inc., Magellan Health Services, Inc. and Tekelec, Inc. Mr. Ressner is Chairman of the Audit Committee and a member of the Finance Committee.

Gordon A. Ulsh
Director since 2005

Mr. Ulsh, 62, is our President and Chief Executive Officer. Mr. Ulsh was appointed to his current position in April 2005. From 2001 until March 2005, Mr. Ulsh was Chairman, President and Chief Executive Officer of FleetPride Inc., the nation’s largest independent aftermarket distributor of heavy-duty truck parts. Prior to joining FleetPride in 2001, Mr. Ulsh worked with Ripplewood Equity Partners, providing analysis of automotive industry segments for investment opportunities. Earlier, he served as President and Chief Operating Officer of Federal-Mogul Corporation in 1999 and as head of its Worldwide Aftermarket Division in 1998. Prior to Federal-Mogul, he held a number of leadership positions with Cooper Industries, Inc., including Executive Vice President of its automotive products segment. Mr. Ulsh joined Cooper’s Wagner Lighting business unit in 1984 as Vice President of Operations, following 16 years in manufacturing and engineering management at Ford Motor Company. Mr. Ulsh currently serves as a member of the Board of Directors of OM Group, Inc.

Carroll R. Wetzel
Director since 2005

Mr. Wetzel, 65, most recently served as non-executive Chairman of the Board of Directors of Safety Components International, Inc., a supplier of automotive airbag fabric and cushions and technical fabrics from 2000 to 2005. Previously, from 1988 to 1996, Mr. Wetzel served as co-head of the Merger and Acquisition Group at the Chase Manhattan Bank and previously served as a managing director of Dillon Read & Co., Inc. and Smith Barney, and served as Vice Chairman and lead director at Arch Wireless from 2001 through 2002. Mr. Wetzel currently serves on the Board of Directors of Brinks Company. Mr. Wetzel is Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee and the Finance Committee.

The Board recommends that the stockholders vote FOR the election of each of the director nominees named above.

PROPOSAL 2 —	A PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL 2009

The Audit Committee selects our independent auditors. This proposal is put before the stockholders because, though the stockholder vote is not binding on the Audit Committee, the Board believes that it is good corporate practice to seek stockholder ratification of the Audit Committee’s appointment of the independent auditors. If the appointment of PricewaterhouseCoopers LLP (“PwC”) is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of PwC is ratified, the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year.

We expect that representatives of PwC will attend the 2008 annual meeting and that they will have the opportunity to respond to appropriate questions from stockholders to make a statement if they desire to do so.

There are no relationships between our executives, directors and PwC.

Fees of Independent Public Accountants for Fiscal 2008 and 2007

The following table presents fees for professional services rendered by PwC for the audit of our annual financial statements and internal control over financial reporting for fiscal 2008 and fiscal 2007, together with any fees for audit-related services and tax services rendered by PwC for fiscal 2008 and fiscal 2007.

	Fiscal 2008	Fiscal 2007

(1) Audit fees(a)	$5,916,631	$7,781,640
(2) Audit-related fees(b)	74,260	24,200
(3) Tax fees(c)	7,171	109,130
(4) All other fees(d)	$16,242	34,600

Total	$6,014,304	$7,949,570

(a)	Fees for professional services performed by PwC for the audit of our annual financial statements and review of financial statements included in our Form 10-Q filings, and services that are normally provided in connection with statutory regulatory filings or engagements. Fees for fiscal 2008 and fiscal 2007 also included an audit of our internal control over financial reporting.

(b)	Fiscal 2008 fees related to Information Technology work in France. Fiscal 2007 fees include assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of our financial statements, including employee benefit plan or subsidiary pension audits.

(c)	Fees for professional services performed by PwC with respect to tax compliance and consulting.

(d)	Fiscal 2008 fees related to environmental review and training for a new accounting framework in Europe. Fees in fiscal 2007 related to an attestation engagement for environmental statutory requirements and assistance with conversion to the International Financial Reporting Standards for two of our non-U.S. subsidiaries.

Pre-Approval Policies

All audit, audit-related and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s charter provides that individual engagements must be separately approved. The policy also requires specific approval by the Audit Committee if total fees for audit-related and tax services would exceed total fees for audit services in any fiscal year. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

Pursuant to the Audit Committee charter, the Audit Committee must approve all audit engagement fees other significant compensation to be paid to the independent auditor and the terms of such engagement. Additionally, the Audit Committee must pre-approve any non-audit services to be provided by the independent auditor.

The Board recommends that the stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for fiscal 2009.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the 2008 annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holders.

GOVERNANCE OF THE COMPANY

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. We have adopted a Code of Ethics and Business Conduct for directors, officers (including the principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions) and all of our employees (the “Code of Ethics”). We have also adopted Corporate Governance Guidelines, which, in conjunction with our Certificate of Incorporation, Bylaws and committee charters, form the framework for our governance. Our Corporate Governance Guidelines and Code of Ethics are available on the Investor Relations page of our website http://www.exide.com. We will post on this website any amendments to the Code of Ethics or waivers of the Code of Ethics for directors and executive officers and will disclose waivers of the Code in a Current Report on Form 8-K. Stockholders may request free printed copies of the Code of Ethics from:

Exide Technologies
13000 Deerfield Parkway
Building 200
Alpharetta, Georgia 30004
Attn: Corporate Secretary

Board of Directors Committees and Meetings

The members of the Board on the date of this proxy statement, and the committees of the Board on which they currently serve, are identified below.

Nominating
and Corporate
	Compensation	Audit	Governance
Director	Committee	Committee	Committee	Finance Committee

Herbert F. Aspbury	—	Member	—	Chair
Michael R. D’Appolonia	Chair	—	—	—
David S. Ferguson	Member	—	Member	—
Paul W. Jennings	—	—	Member	—
Joseph V. Lash	—	—	—	Member
John P. Reilly, Chairman	Member	—	—	—
Michael P. Ressner	—	Chair	—	Member
Gordon A. Ulsh	—	—	—	—
Carroll R. Wetzel	—	Member	Chair	Member

The Board met nine times during fiscal 2008. With the exception of Mr. Jennings, each director attended at least 75% of all meetings of the Board and committees on which he served. Under our Corporate Governance Guidelines, each director is expected to attend Board meetings on a regular basis. Board members are encouraged, but not required, to attend the annual meeting of stockholders. With the exception of Mr. Jennings, all Board members attended the 2007 Annual Meeting.

The Board has Audit, Nominating and Corporate Governance, Compensation and an ad-hoc Finance Committees. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on the Investor Relations page of our website at http://ir.exide.com/committees.cfm. A free printed copy of each of these charters is available to any stockholder who requests it from the address listed under the heading “Governance of the Company.”

Our Corporate Governance Guidelines require that at least a majority of Board members qualify as independent under the applicable NASDAQ Rules and the applicable rules and regulations of the SEC. Each year, the Board reviews information provided by the directors (each of who is a nominee) and any other relevant information and, based on this information, makes an affirmative determination as to each director’s independence. After considering the NASDAQ Rules and Rule 10A-3(b)(1) under the Act, the Board determined that the following directors are independent: Messrs. Reilly, Aspbury, D’Appolonia, Ferguson, Jennings, Lash, Ressner and Wetzel. Gordon A. Ulsh, due to his employment with the Company, is not considered an independent director.

In making its determination, the Board determined that Mr. Lash’s employment with Tontine Associates, LLC, did not impair his independence. Tontine Associates, LLC is a beneficial owner of more than 5% of our common stock.

The Company has entered into indemnity agreements with each of its directors and executive officers that provide for defense and indemnification against any judgment or costs assessed against them in the course of their service to us, as well as for the advancement of expenses and contribution in the event of joint liability.

In particular, the indemnification agreements provide contractual indemnification for the indemnitee that is meant to supplement the indemnification provided by our organizational documents. The indemnification agreements provide that we will indemnify and hold harmless each indemnitee, to the fullest extent permitted by law, against any and all expenses and losses, and any local or foreign stamp duties or taxes imposed as a result of the actual or deemed receipt of any payments under the indemnity agreement, that are paid or incurred by the indemnitee in connection with such proceeding. We will indemnify and hold harmless any indemnitee for all expenses paid or incurred by indemnitee in connection with each successfully resolved claim, issue or matter on which indemnitee was successful. The indemnification agreements further provide that we will not provide indemnification for any proceeding initiated or brought voluntarily by the indemnitee against us or our directors, officers or employees, or for any accounting of profits made from the purchase and sale by the indemnitee of our securities.

The indemnification agreements also provide that we will advance, to the fullest extent permitted by law, to the indemnitee any and all expenses paid or incurred by indemnitee in connection with any proceeding (whether prior to or after its final disposition), provided that the indemnitee is otherwise entitled to indemnification under the indemnification agreement.

The agreements do not permit indemnification for acts or omissions for which indemnification is not permitted under Delaware law.

Audit Committee

The Audit Committee met seven times during fiscal 2008. The purpose of the Audit Committee is to assist the Board in overseeing the accounting and financial reporting processes and the audits of our financial statements. The Audit Committee’s primary duties and responsibilities are to:

•	monitor the integrity of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	appoint, approve and monitor the independence, services, performance and compensation of our independent auditors and internal audit services;

•	provide an avenue of communication among the independent auditors, our disclosure committee, management, employees, the internal audit function and the Board;

•	review and submit to the Board for approval, as appropriate, related person transactions for potential conflict of interest situations;

•	prepare the Audit Committee report that the rules of the SEC require to be included in our annual proxy statement; and

•	monitor and approve the scope of our internal audit plan and work program and coordinate our internal and external audits.

In August 2007, the Board determined that all of the members of the Audit Committee are independent within the meaning of Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”), the applicable listing standards of The NASDAQ Rules and our Corporate Governance Guidelines. The Board has determined that Mr. Ressner, the chair of the Audit Committee, is qualified as an audit committee financial expert within the meaning of SEC rules, and that he has financial sophistication within the meaning of the applicable NASDAQ Rules.

The report of the Audit Committee is included herein under the heading “Report of the Audit Committee.” The charter of the Audit Committee is available on our website listed above.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met five times during fiscal 2008. The primary purpose of the Nominating and Corporate Governance Committee is to assist the Board in identifying qualified individuals to serve as directors on the Board. To that end, the Nominating and Corporate Governance Committee has the following duties, among others:

•	establish criteria for selecting new directors, identify individuals qualified to become members of the Board based on these criteria and recommend to the Board for its consideration such individuals as nominees to the Board;

•	oversee evaluations of the Board, individual members of the Board and the committees of the Board; and

•	develop, evaluate and make recommendations to the Board with respect to our corporate governance policies and procedures and the Code of Ethics.

In August 2007, the Board determined that all of the members of the Nominating and Corporate Governance Committee are independent within the meaning of the applicable NASDAQ Rules, the applicable rules and regulations of the SEC and our Corporate Governance Guidelines.

The Committee has set forth in its charter, qualities it seeks in individuals to be nominated to the Board. These qualities include a high degree of leadership experience in business or administrative activities, breadth of knowledge about issues affecting us and the ability and willingness to contribute special competencies to Board activities. These, and other individual attributes, including personal integrity and loyalty to Exide and concern for its success and welfare, are more fully described in the Committee’s charter which is available on the Investor Relations page of our website at http://www.ir.exide.com/committees.cfm. The Nominating and Corporate Governance Committee also reviews annually the process for succession plans for our CEO and the CEO’s direct reports.

Compensation Committee

The Compensation Committee met nine times during fiscal 2008. The purpose of the Compensation Committee is to assist the Board in fulfilling its oversight responsibilities with respect to compensation. The Compensation Committee’s primary duties and responsibilities include:

•	oversee the administration of our compensation plans, in particular our incentive compensation and equity-based plans;

•	develop and recommend to the Board total compensation for our Chief Executive Officer and determine compensation for all other executive officers, including oversight of the administration of our executive benefit plans; and

•	review and discuss with management the Compensation Discussion and Analysis and review and approve the Compensation Committee report to be included in the annual proxy statement as required by the rules of the SEC.

In August 2007, the Board determined that all of the members of the Compensation Committee are independent within the meaning of the applicable NASDAQ Rules, the applicable rules and regulations of the SEC and our Corporate Governance Guidelines.

Finance Committee

The Finance Committee conducted seven meetings during fiscal 2008. The purpose of the Finance Committee is to assist the Board in reviewing and making recommendations to the Board regarding our senior debt financing facility and alternatives thereto, and regarding any other appropriate matters at the request of the Board on an ad-hoc basis.

Compensation Committee Interlocks and Insider Participation

During fiscal 2007, the Compensation Committee was comprised of Messrs. D’Appolonia, Ferguson and Reilly, none of whom:

•	is one of our current or former executive officers;

•	is or was a participant in a “related person transaction in fiscal 2008 (for a description of our policy on related person transactions, see “Certain Relationships and Related Transactions”); and

•	is an executive officer of another entity of which one of our executive officers serves on the board of directors.

There were no interlocking relationships between any of the Compensation Committee’s members and the Company’s executive officers during fiscal 2008.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent we specifically incorporate this Report by reference therein.

Purpose

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. The purpose, authority and responsibilities of the Audit Committee are specified in its charter, which most recently was revised in fiscal 2008, and is available on our website at http://ir.exide.com/committees.cfm. The composition of the Audit Committee and the function of the Audit Committee are described in further detail on page 11 of this proxy statement under the caption Audit Committee.

Independent Public Accountant Communications

The Committee discussed with the independent public accountants, PricewaterhouseCoopers LLP, matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), including management judgments and accounting estimates, as well as whether there were any significant audit adjustments, any disagreements with management or any difficulties encountered in performing the audit. The Committee also discussed with its independent public accountants matters relating to its independence, which discussion included a review of the firm’s audit and non-audit fees, as the fees may be modified or supplemented from time to time. In connection with such discussions, the Committee received and reviewed the written disclosures and letter from its independent public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board. The Committee met separately at least quarterly with its independent public accountants, without management present.

Internal Controls

During fiscal 2008, the Committee discussed with management its assessment of the effectiveness of our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 and whether any deficiencies existed. The Committee also discussed with the Company’s independent public accountants its evaluation of management’s assessment of our internal controls.

Review of Periodic Reports

The Committee reviewed and discussed with management and the independent public accountants each of our quarterly and annual reports for fiscal 2008, including our audited financial statements, which review included a discussion regarding accounting principles, practices and judgments. The Committee also reviewed and discussed with management the earnings press releases accompanying such quarterly and annual reports.

Audited Financial Statements

As a result of its review of the audited financial statements, as well as its discussions with management and the independent public accountants, the Committee recommended to the Board and the Board approved the inclusion of our audited consolidated financial statements in our Annual Report on Form 10-K for fiscal 2008 for filing with the SEC.

Members of the Audit Committee

Michael P. Ressner, Chairman
Herbert F. Aspbury
Carroll R. Wetzel

COMPENSATION DISCUSSION AND ANALYSIS

We refer you to our Annual Report on Form 10-K for the fiscal year ended March 31, 2008 for additional information regarding fiscal 2008 results discussed in the Executive Summary of this report. We also refer you to our Report on Form 8-K, dated June 9, 2008, for a reconciliation of Adjusted EBITDA to the income or loss reported under generally accepted accounting principles.

Executive Summary

The Compensation Discussion and Analysis report in this proxy statement provides a detailed explanation on how our compensation programs are designed with respect to our named executive officers. Although not described in significant detail in this report, the actions of the Compensation Committee of the Board (the “Committee”) for our other executive officers are consistent with the materials contained in this report. Significant objectives of our compensation program include the following:

•	Recruit, retain, and motivate executive officers;

•	Provide total compensation that is significantly weighted toward the achievement of performance-based objectives; and

•	Align performance goals with greater stockholder value.

Over the last two fiscal years, the Committee has attempted to design total compensation for the named executive officers that would provide opportunities for significant compensation if the Company achieved significant improvements in financial performance. The Committee believes that the Company’s financial performance has demonstrated significant year-over-year improvement over the last two fiscal years, and that the short-term cash incentive award and long-term equity award payments made for fiscal 2008 performance are appropriate in light of the improved performance. Our year-over-year improvements generally placed us between the 75th and 95th percentiles when measured against our peer companies’ year-over-year improvement. The peer companies are described in more detail on page 17 of this proxy statement.

The following table includes key financial performance indicators over the past three fiscal years.

	Fiscal 2006	Fiscal 2007	Fiscal 2008
	(In millions except for per-share data)

Adjusted EBITDA(1)	$104.5	$158.6	$244.1
Net Sales	$2,819.9	$2,939.8	$3,696.7
Net Income	$(172.7)	$(105.9)	$32.1
Earnings Per Share (Diluted)	$(6.75)	$(2.37)	$0.46

(1)	Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization and restructuring charges. Our Adjusted EBITDA definition also adjusts reported earnings for the effect of non-cash currency remeasurement gains or losses, the non-cash gain or loss from revaluation of the Company’s warrants liability, impairment charges and non-cash gains or losses on asset sales, as well as a specific exclusion for the loss on early extinguishment of debt recorded in the first quarter of fiscal 2008.

The Committee believes that the compensation program and performance goals set for fiscal 2009 will provide appropriate economic incentives for the named executive officers to continue to drive improvements in our financial performance and stockholder value.

Compensation Committee Overview

The Committee is required by its charter to consist of no fewer than three independent directors, who are annually recommended by the Nominating and Corporate Governance Committee and approved by the Board. The Board evaluates the Committee members’ independence in accordance with standards established by The NASDAQ Marketplace Rules. The Committee is presently comprised of three directors: Michael R. D’Appolonia (Chair), David S. Ferguson and John P. Reilly (Chairman of the Board). Generally, the Committee meets at least quarterly. During fiscal 2008, the Committee met a total of nine times.

Compensation Committee Activities

The Committee’s responsibilities include reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer (“CEO”) and, based on the evaluation of the CEO’s performance against these goals and objectives, recommending the CEO’s compensation to the Board. The Committee is also responsible for approving the compensation for all named executive officers and certain other key employees, overseeing the administration of our compensation and benefits plans, including both our short-term cash incentive and long-term equity incentive compensation plans, and making recommendations to the Board regarding director compensation.

The Committee’s responsibilities are enumerated in full detail in the Committee’s charter, which is reviewed annually. The charter, originally adopted on May 12, 2004, was amended and approved by the Board on November 2, 2005. The charter was most recently amended on March 22, 2007, principally to address additional responsibilities related to completion of the Compensation Discussion and Analysis for each year’s proxy statement. A copy of the charter can be found under the Investor Relations page of our website: http://ir.exide.com/committees.cfm.

Role of Executive Officers in Compensation Decisions

Annually, the CEO, in consultation with the Executive Vice President — Human Resources and Communications (“EVP-HR”), makes recommendations to the Committee regarding any adjustments to base salary for named executive officers based on the CEO’s assessments of each named executive officer and market data for similarly positioned executives. Materials supporting the recommendations, including market survey data, any peer group analysis and salary history for named executive officers are provided to the Committee for its review and consideration in consultation with the Committee’s independent compensation consultant. The CEO and EVP-HR attend the Committee’s meetings to present their recommendations regarding base salary adjustments. The Committee reviews with the CEO and EVP-HR any such recommendations and approves or alters the proposed base salary adjustments. The Committee also considers annual short-term cash incentive compensation and long-term equity incentive compensation for named executive officers based, in part, on recommendations from the CEO. The CEO is not present when the Committee reviews the CEO’s compensation.

In addition, the Committee delegates to the Benefits Administration Committee and the Benefits Investment Committee, each comprised of members of senior management, responsibilities related to administration, management and oversight of our various health and welfare plans and pension plans, respectively, for our global employees. The Committee also delegates its responsibility to the EVP-HR for administration of our 2004 Stock Incentive Plan (the “2004 Plan”), including responsibilities relating to preparing foreign sub-plans to comply with foreign tax laws for non-U.S. participants, monitoring the awards outstanding to provide the Committee with sufficient information regarding remaining shares available under the 2004 Plan and adopting and issuing award agreements.

Independent Compensation Consultants

When analyzing various components of named executive officer compensation, the Committee has engaged independent compensation consultants regarding prevailing market conditions. During the first half of fiscal 2008, the Committee retained AON Consulting (“AON”) to serve as the Committee’s independent compensation consultant. As a result of change in the Company’s AON representatives during the early part of fiscal 2008, on October 29, 2007, the Committee entered into a retention agreement with Watson Wyatt (“WW”) to serve as the Committee’s independent compensation consultant for the remainder of fiscal 2008 and fiscal 2009. Although the Company’s management has utilized WW to provide consulting advice regarding the design of sales team incentive plans and tools for designing a global job classification system, the Committee believes that WW provides independent advice concerning named executive officer compensation.

Upon request of the Committee, the independent compensation consultant provides market data regarding metrics for the Committee’s review of the CEO’s base salary, annual short-term cash incentive compensation and long-term equity incentive compensation. The independent compensation consultant will periodically coordinate with the Company’s EVP-HR regarding compensation packages for proposed new named executive officers and other senior personnel, as well as providing metrics for evaluating and scaling long-term equity incentive compensation for all named executive officers. The independent compensation consultant, through international affiliations, also provides the Committee recommendations concerning market survey data for any non-U.S. named executive officers. The independent compensation consultant also provides benchmarking data to assist the Committee in evaluating and recommending changes to director compensation. Pursuant to the terms of the consulting agreement, the independent compensation consultant reports directly to the Committee and acts at the Committee’s request.

The fees for the independent compensation consultant are paid directly by the Company pursuant to the Committee’s charter. The Committee annually reviews the retention of its independent compensation consultant.

Philosophy Regarding Executive Compensation

The Committee’s primary objective is to design and implement an executive compensation program that attracts, motivates and retains a strong leadership team, and that rewards named executive officers based upon achievement of the Company’s financial objectives and long-term stockholder value. A core strategy of the executive compensation program is to link each named executive officer’s compensation to the Company’s overall performance, the performance of the named executive officer’s division and the performance of individual named executive officers. The Committee believes that performance-based compensation, including both short-term cash incentive and long-term equity incentive compensation, rather than base salary, should represent the largest portion of total compensation for the named executive officers.

The elements of named executive officer compensation are based, in part, on Company objectives, as well as external competitive market analysis that uses a variety of sources, including compensation data compiled by the independent compensation consultant. The Committee utilizes base salary, short-term cash incentive compensation and annual grants of long-term compensation, principally in the form of equity, to provide total annual compensation to our named executive officers that generally range between the 50th and 75th percentiles based on market survey data. Short-term cash incentive compensation, which typically provides a target payout between 50% and 125% of a named executive officer’s base salary, is based on a combination of division and consolidated corporate results. Similarly, long-term compensation, which typically provides a target value between 125% and 300% of a named executive officer’s base salary, is based on performance of the Company’s common stock so as to align such compensation with overall stockholder value. The Committee considers each named executive officer’s annual performance, scope of responsibility, relative position in the corporate structure and relevant market and peer group data in setting and periodically adjusting annual compensation. The Committee uses the same approach with regard to the Company’s other executives.

The Committee’s independent compensation consultant provides compensation data for named executive officers using general market data, as well as peer group data. The criteria for the selection of the peer group include industry, size (based on top line revenue and number of employees), and financial performance metrics. During fiscal 2008, the Committee evaluated the Company’s peer group and made a number of changes to reflect companies with median revenues and industry focus more closely aligned with the Company. Although included in the peer group, data from Dana Holding and Dura Automotive is often unavailable, as both organizations have been involved in bankruptcy proceedings. The companies comprising the peer group for fiscal 2008 are listed below:

American Axle & Manufacturing Holdings, Inc. (NYSE:AXL)	Hubbel Incorporated (NYSE :HUB)
ArvinMeritor, Inc. (NYSE:ARM)	Modine Manufacturing Company (NYSE:MOD)
Autoliv, Inc. (NYSE:ALV)	Molex Incorporated (NASDAQ:MOLX)
Borg Warner Inc. (NYSE:BWA)	Rockwell Automation, Inc. (NYSE:ROK)
Dana Holding Corporation (OTC:DCNAQ.PK)	Spectrum Brands, Inc. (NYSE:SPC)
Dura Automotive Systems, Inc. (OTC:DRRAQ.PK)	Standard Motor Products, Inc. (NYSE:SMP)
Energizer Holdings, Inc. (NYSE:ENR)	Tenneco Inc. (NYSE:TEN)
Enersys (NYSE:ENS)	The Timken Company (NYSE:TKR)
General Cable Corporation (NYSE:BGC)	Vishay Intertechnology, Inc. (NYSE:VSH)
Hayes Lemmerz International Inc. (NASDAQ:HAYZ)

The Committee uses peer company data to evaluate the appropriateness of the components of our compensation program, including the following: director compensation; the allocation of various forms of long-term compensation awards; and the type of financial metrics used for short-term cash incentive awards and long-term equity compensation awards. We use this data so that the components of our compensation program are competitive with those of our peer group. Using the criteria discussed above, the Committee periodically reviews and evaluates, with assistance from its independent compensation consultant, the appropriateness of the companies comprising the peer group.

In addition to our peer group data, the EVP-HR utilizes the following database tool to benchmark base salary and total cash compensation for our named executive officers: 2007-2008 Top Management Compensation Calculator by Watson Wyatt Data Services. Because the database includes compensation market data on a number of companies from a number of different industries, the market analysis involves evaluating the database information based on the following: type of industry; global geographic scope; headcount; and revenues.

Compensation Policies

Stock Ownership Guidelines

In October 2007, the Committee recommended and the Board approved stock ownership guidelines (“Ownership Guidelines”). The Ownership Guidelines were adopted, in part, to demonstrate the Company’s commitment to investors, employees, customers and vendors, by requiring named executive officers, certain other selected members of senior management and non-employee directors to maintain a significant holding in the Company’s common stock. Pursuant to the Ownership Guidelines, the CEO, other named executive officers and other selected members of senior management, are required to achieve and maintain certain levels of beneficial ownership in the Company’s common stock based on a multiple of their annual base salary. The Committee consulted with its independent compensation consultant in an effort to design Ownership Guidelines consistent with those of the Company’s peer group. Non-employee directors are also required to maintain stock ownership at levels based on their annual cash retainer. The Ownership Guidelines are as follows:

•	Chief Executive Officer	5 Times Annual Base Salary

•	Executive Vice Presidents
	Division Presidents	3 Times Annual Base Salary
Section 16 Officers

•	Other Members of Senior Management	1.5 Times Annual Base Salary

•	Non-Employee Board Members	3 Times Annual Cash Retainer

The Board set December 31, 2012 as the initial deadline for achieving the required stock ownership levels.

Elements of Compensation

Our executive compensation program consists of:

•	base salary;

•	short-term cash incentive compensation;

•	long-term equity incentive compensation; and

•	personal benefits and perquisites.

A description of each of the compensation program elements follows.

Base Salary

The Committee adheres to the principal that base salary should represent a key component of a named executive officer’s total compensation. In order to hire and retain highly qualified candidates, the Committee generally sets base salaries for named executive officers at or above the prevailing median base salary of similarly situated executives based on market survey data. The market survey data reports are often customized based on a variety of factors including the following: type of industry; global geographic scope; headcount; and revenues. Consequently, base salaries for named executive officers are generally targeted between the 50th and 75th percentile of current market rates based on market survey data. However, the Committee may set a named executive officer’s base salary below the median based on years of experience, current compensation, the scope of responsibility when compared to positions contained in market data and the Committee’s ability to target appropriate future base salary increases so that the named executive officer can achieve base salary between the 50th and 75th percentiles based on market survey data over a period of years.

The Committee establishes, and subsequently modifies, each named executive officer’s base salary through an evaluation of several factors, including individual performance, current market conditions, years of experience, industry specific experience, national and local salaries for comparable positions (internally and externally), level of responsibility and the recommendations of the CEO and EVP-HR. Each year, the Committee, based, in part, on the review of information obtained from its independent compensation consultant and the CEO and EVP-HR’s recommendation, reviews and modifies, as deemed appropriate, the base salaries for the Company’s named executive officers other than the CEO. In conjunction with evaluations submitted by Board members, the Committee reviews and modifies, as deemed appropriate, the base salary for the CEO, and recommends to the Board any proposed change to the CEO’s base salary.

In December 2007, the Committee reviewed Mr. Ulsh’s expiring employment agreement. Based on prior performance evaluations, the Company’s financial performance since Mr. Ulsh’s retention in April 2005 and market data provided by its independent compensation consultant, the Committee recommended an increase in Mr. Ulsh’s base salary as part of a proposed amended employment agreement. On January 30, 2008, the Board approved an amended and restated employment agreement (the “Amended Agreement”), which increased Mr. Ulsh’s base salary from $900,000 to $950,000 effective April 1, 2008, placing him at the 75th percentile when compared to chief executive officers within the Company’s peer group. Mr. Ulsh’s salary will increase to $1,000,000, effective April 1, 2009. The Committee and Board determined that Mr. Ulsh’s base salary, when compared to the salaries of the Company’s other named executive officers, appropriately reflects his greater global responsibilities for the Company’s operational and strategic oversight.

Two adjustments were also made to Edward J. O’Leary’s base salary during fiscal 2008. Mr. O’Leary’s base salary was increased from $325,000 to $375,000, effective May 1, 2007, while he was serving as President — Transportation Americas, in recognition of the significant improvement in the division’s performance during the prior fiscal year and placed him between the 50th and 75th percentiles when compared to market survey data. Upon his appointment as Chief Operating Officer (“COO”) on August 22, 2007, Mr. O’Leary’s base salary was increased to $485,000 to reflect the additional responsibilities. While Mr. O’Leary’s total compensation places him between the 50th and 75th percentiles based on market survey data, Mr. O’Leary’s base salary is slightly below the 50th percentile based on market survey data.

During fiscal 2008, the Committee also took action with regard to Phillip A. Damaska’s base salary. On January 30, 2008, the Board promoted Mr. Damaska to Executive Vice President and Chief Financial Officer (“CFO”) effective April 1, 2008. In recognition of the promotion and increased responsibilities, the Committee approved an increase in Mr. Damaska’s base salary from $291,000 to $350,000. Mr. Damaska’s base salary is below the 50th percentile, providing opportunities for future base salary increases.

On June 5, 2008, the Committee approved an increase in Mitchell S. Bregman’s base salary from $320,000 to $332,800, effective June 1, 2008. The increase was based on Mr. Bregman’s performance during fiscal 2008. No other adjustments to the base salaries of other named executive officers were made in fiscal 2008.

The Committee believes the base salaries for our COO and CFO should be higher than the salaries for other non-CEO named executive officers due to the global responsibilities of both positions. The base salaries for other named executive officers fall within a general common range and adequately represent differences in respective individual and division performance.

Short-Term Cash Incentive Compensation

The Committee believes that short-term cash incentive compensation that is based on performance, through the achievement of division and corporate goals, is an important component of overall executive cash compensation. Target short-term cash incentive compensation is established annually as part of the review of total compensation. For the named executive officers, the Committee generally establishes annual short-term cash incentive compensation at 50% of base salary. Mr. Ulsh’s employment agreement in effect for fiscal 2008 established target short-term cash incentive compensation at 100% of base salary. In accordance with the Amended Agreement, Mr. Ulsh’s target short-term cash incentive compensation was increased to 125% of base salary for his fiscal 2009 award. The Committee believes that the significantly higher target for the CEO is appropriate in light of his level of responsibility, as well as to ensure that the CEO’s annual total cash compensation is competitive based on market survey data.

Pursuant to the terms of his employment agreement executed in 2006, Francis M. Corby, Jr.’s target short-term cash incentive compensation for fiscal 2008 was increased to 100% of base salary. As a result of his appointment as COO and increased responsibilities, Mr. O’Leary’s fiscal 2009 target short-term cash incentive compensation was increased to 65% of base salary. Further, the Committee may, from time to time, approve lump sum payments to new employees upon their retention or to existing employees, including the named executive officers, upon assumption of additional responsibilities.

On March 21, 2007, the Committee approved for all other named executive officers, and on March 22, 2007, the Board approved for Mr. Ulsh, a fiscal 2008 short-term cash incentive plan (the “EP Plan”). The fiscal 2008 EP Plan provides cash awards that are based on economic profit (“EP”). EP is defined as earnings before interest, taxes, depreciation and annual amortization (“Adjusted EBITDA”), as such term is defined in the Company’s senior secured credit facility, less cash taxes and a capital charge of 2% per month on capital employed (defined as the sum of trade accounts receivable, inventory and fixed assets less trade accounts payable) to generate such Adjusted EBITDA.

Under the fiscal 2008 EP Plan, eligible division employees began earning award credit once his or her division reached the threshold of 80% of actual fiscal 2007 EP. For fiscal 2008, eligible employees could earn an award of 100% of an individual’s targeted cash incentive award if the division and the Company achieved an EP at a specified level above the average of the actual and target fiscal 2007 EP levels. For each of the named executive officers serving as division presidents, EP awards were weighted 75% based on their division’s EP performance and 25% for consolidated corporate EP performance. For the other named executive officers, awards were weighted 100% on consolidated corporate EP results. If any division’s results fell below the minimum threshold of 80% of the division’s actual fiscal 2007 EP, any payment to such division’s employees would be limited to the corporate portion of the EP Plan, assuming the consolidated corporate results reached 80% of actual fiscal 2007 EP. Payments above target are uncapped.

Payments under the Company’s fiscal 2008 EP Plan did not occur until June 12, 2008, after the audit of the Company’s financial statements was complete. On a consolidated basis, the Company target corporate EP was set at a level that required a 24.3% improvement over the actual EP achieved in fiscal 2007. Actual consolidated corporate fiscal 2008 EP results represented a 31% improvement over fiscal 2007 EP and resulted in payouts above target. Threshold, target and actual fiscal 2008 EP payouts to the Company’s named executive officers are as follows:

Named Executive Officer	Threshold(1)	Target(2)	Actual

Gordon A. Ulsh	$720,000	$900,000	$1,091,700
Francis M. Corby	$360,000	$450,000	$545,850
E.J. O’Leary	$252,200	$315,250	$336,438
Mitchell S. Bregman(3)	$128,000	$160,000	$305,800
Phillip A. Damaska	$69,840	$87,300	$105,895
Joel M. Campbell(3)	$120,000	$150,000	$45,487

(1)	Assumes both division and corporate results are 80% of actual positive fiscal 2007 EP or 120% of actual negative fiscal 2007 EP.

(2)	Assumes both division and corporate results achieved target results.

(3)	Mr. Bregman’s division’s 2008 target EP required a 63% improvement over actual division fiscal 2007 EP and the division achieved an approximate 81% improvement beyond the target, resulting in a payout significantly above target. Mr. Campbell’s division 2008 target EP required a 53% improvement over actual division fiscal 2007 EP, but the division’s EP performance fell below 2007 fiscal EP, and his payout was limited to the corporate portion of his EP award.

On May 15, 2008, the Board approved for the CEO and the Committee approved for other named executive officers an award formula for the fiscal 2009 EP Plan. Under the fiscal 2009 EP Plan, the definition of EP remains unchanged. Named executive officers begin accruing credit towards target awards upon achievement of thresholds set by the Committee of 80% of actual fiscal 2008 EP for that named executive officer’s division, and with regard to corporate named executive officers, 80% of actual fiscal 2008 consolidated corporate EP. At threshold, each named executive officer will receive 80% of his individual target award. The named executive officers can earn an award of 100% of the individual’s award if the division and the Company achieve a set target, which is determined by taking the average of actual fiscal 2008 division EP (or consolidated corporate EP for non-division named executive officers) and target fiscal 2008 division EP, and adding an improvement factor, which is calculated as the greater of 20% of a division’s fiscal 2008 Adjusted EBITDA or actual fiscal 2008 EP. Payments above target are uncapped. The Committee approved consolidated corporate target performance levels that are consistent with the Company’s fiscal 2009 operating budget. The Committee believes that the consolidated corporate target, as well as target performance levels for our divisions will require significant improvement when compared to fiscal 2008 financial results.

Based, in part, on Industrial Energy Europe’s actual EP results falling below the division’s fiscal 2008 threshold EP, the Committee adjusted the formula for Mr. Campbell’s award under the 2009 EP Plan. Pursuant to the fiscal 2009 EP Plan, Mr. Campbell will begin earning award credit once the Industrial Energy Europe division reaches actual fiscal 2008 EP results. For each 1% improvement from actual fiscal 2008 EP up to target, Mr. Campbell will receive 1% of his target short-term cash incentive compensation award. This adjusted formula was also implemented for one other division that achieved actual EP below fiscal 2008 threshold EP.

The threshold and target 2009 EP Plan payouts to the Company’s named executive officers are as follows:

Named Executive Officer	Threshold(1)	Target(2)

Gordon A. Ulsh	$950,000	$1,187,500
E.J. O’Leary	$252,200	$315,250
Phillip A. Damaska	$140,000	$175,000
Mitchell S. Bregman	$133,120	$166,400
Joel M. Campbell(3)	$—	$150,000

(1)	Assumes both division and consolidated corporate results are at 80% of actual fiscal 2008 EP.

(2)	Assumes both division and consolidated corporate results are at target level.

(3)	Mr. Campbell intends to retire as President — Industrial Energy Europe prior to the end of fiscal 2009. The Committee has agreed to pay Mr. Campbell the full year EP payout earned by the division, and payment will be made after the independent public accountants complete their audit of the Company’s fiscal 2009 financial statements.

Long-Term Equity Incentive Compensation

In 2004, the Company sought and received approval from its stockholders for the creation of the 2004 Plan. As originally designed, the 2004 Plan permitted the award of options, restricted stock and performance unit awards, the latter being payable in cash or stock. In December 2006, the Board amended the 2004 Plan to provide for the award of restricted stock units (“RSU”). The Committee oversees the administration of the 2004 Plan.

The Committee believes that long-term equity incentive compensation issued under the 2004 Plan should be a significant element of total compensation for the Company’s named executive officers because it is designed to align management’s performance with long-term stockholder value, principally through the issuance of equity securities.

Long-term equity incentive compensation is based, in part, on recommendations from the Company’s independent compensation consultant and comparative market data and peer group data. The Committee’s determination of the amount and relative weight of equity awards as part of total compensation is also based on the philosophy that, in light of the current number of outstanding shares of common stock, average annual equity awards to management should not exceed 1.2% of that total to avoid diluting the holdings of non-employee stockholders. Consequently, the Committee may vary the type and amount of long-term equity compensation to preserve this ratio and avoid equity award rates that would prematurely exhaust the 2004 Plan’s reserve of stock and options available for future awards. Additionally, the Committee, based upon the recommendation of the CEO, may provide interim awards of long-term equity to employees in recognition of extraordinary contributions.

Long-term incentive awards have generally been established at 250% of base salary for the CEO and at 125% of base salary for the Company’s other named executive officers, subject to annual review by the Committee. These targets, when combined with base salary and short-term cash incentive compensation targets, are intended to provide total compensation to the named executive officers between the 50th and 75th percentiles based on market survey data. For fiscal 2008 and fiscal 2009, Mr. Ulsh’s long-term equity incentive compensation award was increased to 300% of base salary, and with regard to fiscal 2009, Mr. O’Leary’s long-term equity incentive compensation award was increased to 150% of base salary because of the additional global responsibilities of the COO. Mr. Ulsh’s long-term equity incentive award is set significantly higher than the other named executive officers as a result of his global responsibilities and to ensure total compensation near the 75th percentile based on market survey data.

The relative weighting of equity and cash within the long-term incentive plan is based on various factors, including the number of remaining shares (options, restricted stock and RSUs) available for grant under the 2004 Plan and the anticipated vesting rate for previous grants. The Committee has included a cash component in the annual long-term incentive compensation grants when, in light of the prevailing price of the Company’s common stock on The NASDAQ Global Market, issuance solely of equity would disproportionately reduce the number of remaining options, restricted stock and RSUs available for grant under the 2004 Plan.

Initial awards under the 2004 Plan were issued in October 2004, contingent upon stockholder approval of the 2004 Plan, which occurred at the Company’s 2005 Annual Meeting. The awards provided an allocation of 75% options and 25% restricted stock. The allocation was recommended by the Committee’s independent compensation consultant in consultation with the EVP-HR, after reviewing anticipated award vesting rates and the Committee’s desire to grant various forms of equity compensation with relative weight that best accomplish the goals of employee retention and alignment of senior management’s objectives with long-term stockholder return.

For fiscal 2006, the Committee, after review with its independent compensation consultant, determined that an allocation of 25% options, 15% restricted shares and 60% performance unit cash awards would appropriately balance the goals of maximizing long-term stockholder value, compensating named executive officers and preserving a sufficient number of shares available under the 2004 Plan for future grants without the need for stockholder approval. In fiscal 2007, as a result of the stockholders’ approval of amendments to the 2004 Plan, the Committee adjusted the mix of cash and equity under the 2004 Plan to 50% options, with restricted stock and performance unit cash awards at 25% each. For the fiscal 2008 grants, the Committee reviewed the amount of shares remaining in the 2004 Plan and determined not to grant performance unit cash awards. Accordingly, awards granted in March 2007 as part of fiscal 2008 compensation, were equally weighted between stock options and RSUs. The Committee granted RSUs in lieu of restricted stock in order to provide participants with the possibility of deferring ordinary income tax until full vesting of all such units. The RSUs vest ratably over a five-year period, but stock certificates will not be issued until the end of the full vesting period.

On May 15, 2008, the Board approved for the CEO and the Committee approved for other named executive officers, fiscal 2009 long-term equity incentive compensation awards. For the CEO, the Board approved an award of 300% of base salary equally weighted between three types of awards: options, RSUs and a performance unit cash award. The value of each award type is equal to 100% of the CEO’s fiscal 2009 base salary and will vest on the later of June 30, 2010 or June 30, 2011 if Mr. Ulsh and the Board agree to extend his employment term for an additional year. The performance unit cash award requires the Company to meet an Adjusted EBITDA target for the fiscal year ended March 31, 2010. Payment of the performance unit cash award will only be made after conclusion of the performance period as follows: (1) 80% of the performance unit award upon achievement of 75% of the target, (2) 100% of the performance unit award upon achievement of 100% of the target and (3) up to 200% of the performance unit award upon achievement of 130% of the target. In setting the threshold and target Adjusted EBITDA at levels consistent with the Company’s long-term strategic plan that require year-over-year improvement, the Board will retain the ability to use discretion to reduce Mr. Ulsh’s award if certain non-financial goals and objectives are not achieved. The Committee recommended a performance unit award for Mr. Ulsh in order to preserve the number of shares available under the 2004 Plan for future grants, as well as to provide the Company with the benefits of corporate tax deductibility under Section 162(m) of the Internal Revenue Code.

With regard to other named executive officers, the Committee reviewed the amount of shares remaining in the 2004 Plan and determined that the fiscal 2009 long-term equity incentive compensation awards should provide for an allocation of 75% options and 25% restricted stock in order to facilitate the goal of limiting the aggregate number of shares issued under annual grants. The Committee awarded restricted stock to the other named executive officers and all other U.S. 2004 Plan participants. The Committee awarded RSUs to non-U.S. 2004 Plan participants, as such form of stock award can provide tax advantages in such foreign jurisdictions. The fiscal 2009 RSU grants will vest ratably over five years.

Options

The Committee views the granting of stock options as an integral element of the equity-based award program. Under the 2004 Plan, options vest over a three-year period and must be exercised within ten years of the grant date. An option’s value increases or decreases in connection with fluctuations in the price of the Company’s common stock. Consequently, the Committee views such awards as aligning executives’ interests with long-term stockholder return.

The number of options granted is based, in part, on the theoretical value of the options. The Committee uses the Black-Scholes Valuation Model (“BSVM”), a common fair value model. The BSVM uses a complex calculation designed to provide the theoretical value of an option at the date of grant. The BSVM calculates a probability distribution of future stock prices at a future exercise date by using an expected return equal to the risk-free rate of return. The return varies with the volatility of the security calculated as of the date of grant. Probability-weighted future payouts are then discounted back to present day dollars based on a risk-free rate of return. The parameters used in valuations include:

•	Volatility:	The tendency of the market price of the security underlying the option to fluctuate either up or down.

•	Risk Free Rate:	The theoretical rate of return attributed to an investment with zero risk.

•	Term:	The expected life of a stock option held by a Company employee before exercise or cancellation.

•	Grant Price:	Market value of stock price on day stock option was granted.

Historically, the Committee did not set the exercise price of stock options as of the grant date of the award. Rather, based on the formula in the Company’s Warrant Agreement, dated May 5, 2004, the Committee determined that options under the 2004 Plan must be granted with an exercise price based on the average closing price of the Company’s common stock for the ten trading days prior to the date of grant. The actual exercise price for options could therefore be greater than, equal to or less than the stock price on the date of grant. For a number of option grants, the exercise price was lower than the closing price on the grant date.

In an effort to comply with the provisions of Section 409A of the Internal Revenue Code of 1986 (“409A”), on January 31, 2008, the Board approved amendments to the option awards granted to non-employee directors and named executive officers where the exercise price was lower than the closing price of the Company’s common stock on the grant date. Under the amended option award agreements, the exercise price was increased to the closing price of the Company’s common stock on the grant date. The Board determined that each non-employee director and named executive officer would receive cash payments with respect to each amended option in an amount determined by multiplying (1) the amount by which the grant date exercise price exceeds the original exercise price by (2) the number of shares of the Company’s common stock underlying the amended option award agreement. Payments will be made on the last payroll date of each quarter in which any amended options vest if the named executive officer remains in the Company’s service through the vesting date. However, no accrued cash payments will be made to any named executive officer until January 2009 to comply with Section 409A. Each non-employee director elected to forego such cash payments.

Affected option awards and the cash payments to be made to the named executive officers are as follows:

Named Executive	Date of	Number of	Original Exercise	Grant Date	Amount of Cash
Officer	Grant	Eligible Options	Price	Exercise Price	Payment

Gordon A. Ulsh	09/21/06	332,200	$3.64	$3.66	$6,644.00
	03/22/07	191,939	$7.559	$8.84	$245,873.86
Francis M. Corby, Jr.	03/01/06	61,013	$3.89	$4.24	$21,354.55
Edward J. O’Leary	06/06/05	30,000	$4.88	$5.09	$6,390.00
	09/21/06	67,500	$3.64	$3.66	$1,350.00
	03/22/07	32,490	$7.559	$8.84	$41,619.69
Mitchell S. Bregman	09/21/06	66,400	$3.64	$3.66	$1,328.00
	03/22/07	31,990	$7.559	$8.84	$40,979.19
Phillip A. Damaska	09/21/06	34,900	$3.64	$3.66	$698.00
	03/22/07	16,795	$7.559	$8.84	$21,514.40
Joel M. Campbell	09/21/06	22,400	$3.64	$3.66	$448.00
	10/20/06	38,448	$3.75	$3.83	$3,075.84
	03/22/07	29,990	$7.559	$8.84	$38,417.19

Restricted Stock

The Committee includes shares of restricted stock as a component of annual long-term equity incentive awards. The Committee has traditionally determined that the issuance of restricted stock should represent a smaller percentage of the overall equity award than options. The Committee believes restricted stock is a useful tool for employee retention and established a five-year vesting schedule for such awards. The Committee has traditionally used the average closing price of the Company’s common stock for the ten trading days prior to the date of grant to establish the number of shares of restricted stock awarded to participants. In an effort to comply with Section 409A, effective August 22, 2007, the number of shares of restricted stock or RSUs has been based on the average closing price of the Company’s common stock for the ten trading days prior to the date of grant, but in no event has been less than the closing price of the Company’s common stock on the grant date.

On June 4, 2007, the Committee recommended, and on June 5, 2007, the Board approved an interim award of 20,000 shares of restricted stock to Mr. Corby in recognition of his contributions during the Company’s senior debt refinancing and the September 2006 equity rights offering. Additionally, on June 29, 2007, the Committee approved an interim award of 3,500 shares of restricted stock to Mr. Damaska in recognition of his contributions during the Company’s senior debt refinancing.

Restricted Stock Units

In December 2006, the Board approved amendments to the 2004 Plan, permitting it to award RSUs. The RSUs allow participants to defer the recognition of ordinary income associated with long-term equity incentive compensation awards until all RSUs have fully vested. In March 2007, the Committee awarded RSUs to 2004 Plan participants as part of compensation for the 2008 fiscal year. The awards vest ratably over a five-year period, but shares of common stock will not be delivered to the employees until the end of the full vesting period. If the recipient’s employment with the Company terminates prior to the end of the five-year period, the employee will receive stock certificates for any vested RSUs. As noted above, RSUs were also provided to non-U.S. 2004 Plan participants for the fiscal 2009 grants.

Performance Unit Awards

Performance unit awards provide named executives officers with the opportunity to receive cash compensation upon the satisfaction of specific financial objectives established by the Committee for a specified performance period.

The Committee believes that, where possible, long-term incentive compensation awards should be weighted toward the issuance of equity. However, in fiscal 2006, the Committee evaluated the number of shares remaining in the Company’s 2004 Plan, and concluded that a sufficient number of shares would likely not be available for future equity awards unless cash awards were a significant component of that year’s long-term incentive compensation grants. Accordingly, the Committee determined that a performance award payable in cash would be necessary, and that such award would comprise 60% of the fiscal 2006 long-term incentive compensation award.

For the fiscal 2006 grants, as a result of review of financial data projections provided by management, the Committee established specific performance goals based on Adjusted EBITDA and return on assets (“ROA”) associated with the performance unit awards. Payment of the performance unit cash award was contingent on the achievement of targets for the period ended March 31, 2008. The Committee established a target award and performance level, a threshold performance level at which 40% of the target award would be paid, a stretch performance level at which 150% of the target award would be paid and a maximum performance level at which 200% of the target award level would be paid.

In setting the Adjusted EBITDA and ROA targets, the Committee received advice from its independent compensation consultant, regarding the expected relationship of Adjusted EBITDA growth during the performance period to anticipated appreciation in market capitalization and the resulting increase in stockholder value, as well as the proposed performance targets and award payouts against companies in its peer group.

The Company’s 2004 Plan limited any cash performance unit award to $2,000,000. Consequently, Mr. Ulsh’s award was capped at $2,000,000, even though achievement of the maximum level of Adjusted EBITDA and ROA targets could have resulted in Mr. Ulsh achieving a payout of $2,400,000. The Committee set target Adjusted EBITDA and ROA at $235,000,000 and 1.61%, respectively. Threshold levels were set at 85% of target. Based on audited financial results for fiscal 2008, the Company’s Adjusted EBITDA was $244.1 million, or 103.8% of target. However, the ROA fell below the threshold level, resulting in no payment for that portion of the award. The threshold, target and actual payouts for the fiscal 2006 performance unit awards, were as follows:

Named Executive Officer	Threshold(1)	Target(2)	Actual

Gordon A. Ulsh	$480,000	$1,200,000	$646,440
Francis M. Corby, Jr.(3)	—	—	—
Mitchell S. Bregman	$86,400	$216,000	$116,359
Edward J. O’Leary	$97,500	$243,750	$133,462
Phillip A. Damaska	$45,900	$114,750	$61,816
Joel M. Campbell	$—	$—	$—

(1)	Assumes corporate results exceeded 85% of target Adjusted EBITDA and ROA.

(2)	Assumes corporate results exceeded 100% of target Adjusted EBITDA and ROA.

(3)	Mr. Corby did not participate in the Company’s annual long-term equity compensation plan. Mr. Corby received equity compensation under the terms of his two-year employment agreement, as well as additional discretionary awards approved by the Board. Mr. Campbell was not employed with the Company at the time the fiscal 2006 grants were made.

In fiscal 2007, the Committee reduced the cash component to 25% of the total long-term incentive award because stockholders had previously approved a proposal to increase the number of shares in the 2004 Plan permitting the Committee to provide a higher percentage of equity within the long-term incentive compensation. The Committee established Adjusted EBITDA and ROA targets for the period ending March 31, 2009, which, if met, are expected to generate significant stockholder returns in relation to the performance unit cash payments. The targets were established by an extrapolation of the fiscal 2006 targets. The threshold, target and maximum payouts for the fiscal 2007 performance unit awards are as follows:

Named Executive Officer	Threshold(1)	Target(2)	Maximum

Gordon A. Ulsh	$200,000	$500,000	$1,000,000
Francis M. Corby, Jr.(3)	—	—	—
Mitchell S. Bregman	$36,000	$90,000	$180,000
Edward J. O’Leary	$40,625	$101,562	$203,125
Phillip A. Damaska	$21,600	$54,000	$108,000
Joel M. Campbell	$37,500	$93,750	$187,500

(1)	Assumes corporate results exceed 85% of target Adjusted EBITDA and ROA.

(2)	Assumes corporate results exceed 100% of target Adjusted EBITDA and ROA.

(3)	Mr. Corby did not participate in the Company’s annual long-term equity compensation plan. Mr. Corby received equity compensation under the terms of his two-year employment agreement, as well as additional discretionary awards approved by the Board.

The Committee did not include performance unit awards as a component of its fiscal 2008 long-term equity incentive grants. With the exception of Mr. Ulsh’s award, the Committee did not grant performance unit cash awards as part of the fiscal 2009 long-term equity compensation award.

Personal Benefits and Perquisites

The Company’s named executive officers are provided with disability insurance and life insurance equal to 150% of base salary consistent with the Company sponsored program provided to other covered employees. These insurance benefits are also provided to all of the Company’s other U.S. salaried employees.

Named executive officers are also provided with health insurance, the cost of which is substantially assumed by the Company, consistent with the Company sponsored program provided to other covered employees and their families. Employee contributions for individual and family coverage are set annually by the Benefits Administration Committee. Medical evacuation insurance is provided for the Company’s named executive officers, as well as to other senior level employees with significant international travel. This benefit is extended to the spouse of a named executive officer if the executive is on a long-term assignment living outside his or her home country.

Named executive officers receive a monthly automobile allowance between $750 and $1,000.

The Company maintains a membership at a country club near the Company’s headquarters. Messrs. Ulsh and O’Leary have use of this membership so that they can entertain clients, conduct business development activities and for employee recognition.

Post-Termination Compensation

401(k) Plan

The Company maintains an employee funded 401(k) plan under which the Company matches up to 50% of the employee’s contributions to the 401(k) plan up to the first 6% of such employee’s base salary, subject to the maximum contribution levels established by the IRS. The Company’s matching contributions vest ratably over five-years. Effective January 1, 2008, the Company amended its 401(k) plan to create a safe harbor plan for all salaried workers, as well as hourly workers not subject to collective bargaining agreements, to provide for Company contributions equal to 3% of the employee’s annual base salary, regardless of whether the employee contributes to the 401(k) plan. As a result of the limited participation of those employees eligible to participate in the 401(k) plan, the safe harbor plan was adopted so that individuals defined as “highly compensated employees” under applicable IRS and the United States Department of Labor standards, could make the maximum individual contributions to their 401(k) accounts. The new Company contributions, which are made at the time of each bi-weekly pay period and are allocated pursuant to the employees’ existing investment elections, are 100% vested at the time of the contribution.

Cash Balance and Pension Plans

The Company also maintains a Cash Balance Plan, under which the Company contributed to the Cash Balance Plan 5% of each U.S. employees’ annual base salary. Contributions to an employee’s Cash Balance Plan vest equally over five years. The Company’s contributions to the Cash Balance Plan were frozen as of May 15, 2006. The Committee will continue to evaluate the Cash Balance Plan based on future competitive market conditions for employee compensation.

GNB Industrial, which the Company acquired in 2000, operated a pension plan. Mr. Bregman participated in the plan while an employee of GNB. This plan is managed by the Company but additional contributions to the plan were frozen as of December 31, 2000.

Employment Agreements and Severance Arrangements

The Committee recommends to the Board any retention and severance agreement for the Company’s CEO and approves such agreements for other named executive officers. The Company currently has formal employment agreements only with Mr. Ulsh and Mr. Corby that establish, among other compensation, the terms of any severance arrangements. The Committee has not authorized employment agreements with any other named executive officers, but may authorize severance agreements with other executives upon their departure from the Company. While the Company seeks to obtain non-competition and non-solicitation agreements when negotiating these severance agreements, such matters are left to the discretion of management in negotiating the individual terms of a separation agreement.

Gordon A. Ulsh Employment Agreement

Mr. Ulsh’s initial employment agreement provided for grants of stock options and restricted stock under the Company’s 2004 Plan. Unvested options and restricted stock were to be forfeited upon termination of employment. At the time of the commencement of Mr. Ulsh’s employment with the Company, he received equity awards consisting of 80,000 options and 100,000 shares of restricted stock, which vested equally over three years.

Mr. Ulsh’s employment agreement also provides compensation upon various termination events in exchange for a general release of claims. Upon resignation for good reason or termination by the Company without cause, Mr. Ulsh would receive the following: (1) earned but unpaid salary and unused vacation, (2) earned but unpaid short-term cash incentive awards from the fiscal year prior to the fiscal year in which termination occurs, (3) a pro-rated portion of the current fiscal year’s short-term cash incentive award (based on the number of days employed during such fiscal year) at the time the short-term cash incentive award is customarily paid, (4) a lump sum payment equal to 200% of the sum of annual base salary and target cash incentive award, (5) reimbursement of reasonable business expenses incurred up to the date of termination, and (6) COBRA premiums until the earlier of 18 months following termination and the time at which Mr. Ulsh is no longer eligible for such COBRA benefits. Reduction in base salary, short-term cash incentive award or benefits that qualify as good reason would not be used to calculate the compensation due to Mr. Ulsh.

In the event Mr. Ulsh’s employment is terminated for cause or he resigns without good reason, Mr. Ulsh’s severance is limited to earned but unpaid salary and unused vacation, earned but unpaid short-term cash incentive award from the fiscal year prior to the fiscal year in which termination occurs and unreimbursed reasonable business expenses measured up to the date of termination. If Mr. Ulsh’s termination is the result of permanent disability or death, he or his estate would receive all of the foregoing payments, as well as any short-term cash incentive awards earned pro rata through the date of termination.

Mr. Ulsh’s agreement also includes a confidentiality agreement, as well as provisions governing non-competition and non-solicitation of employees, clients and customers for two years following the date of termination.

Pursuant to Mr. Ulsh’s employment agreement, “good reason” is defined as: (1) a material adverse change in the executive’s title, role, or responsibilities, which shall include his failure to be elected as a member of the Board, (2) a reduction in base salary or other fixed compensation or failure to pay or provide such compensation within 30 days when due, (3) a requirement that the executive report to anyone other than the Board, or (4) a material adverse change in any pension, medical, health, savings, life insurance, or accident or disability plan, except for changes affecting all senior executives.

On January 31, 2008, the Company and Mr. Ulsh executed the Amended Agreement, which provides for a twenty-seven month employment period from April 1, 2008 through June 30, 2010. The employment period can be extended for an additional twelve months by mutual agreement of the parties no later than December 31, 2009.

The Amended Agreement increases Mr. Ulsh’s base salary to $950,000 for the period April 1, 2008 through March 31, 2009 and no less than $1,000,000 for the period April 1, 2009 through June 30, 2010. Mr. Ulsh’s target under the Company’s short-term cash incentive plan was also increased to 125% of base salary during the term of the Amended Agreement.

The Amended Agreement accelerates the dates on which certain incentive awards previously granted under the 2004 Plan vest and become non-forfeitable. Previously awarded shares of restricted stock that have not yet vested will vest and become non-forfeitable on June 30, 2010, and previously awarded RSUs that have not yet vested will vest and become non-forfeitable on the last day of Mr. Ulsh’s employment. Future awards of options, restricted stock and RSUs will vest and become nonforfeitable on the last day of Mr. Ulsh’s employment. In each case, subject to a limited exception in the event of Mr. Ulsh’s death or disability, any unrestricted share certificates will be issued six months after any restricted stock or RSU awards become non-forfeitable. All outstanding options will be exercisable for a period of three years following the last day of Mr. Ulsh’s employment.

Francis M. Corby, Jr. Employment Agreement

In conjunction with his planned retirement at the end of fiscal 2008, Mr. Corby’s employment agreement terminated at the end of its term effective March 31, 2008. Pursuant to his employment agreement, Mr. Corby received the following: (1) all awards of options and restricted shares vested at or before his retirement date, and he will be permitted until March 31, 2009 to exercise these vested options; (2) a $150,000 end-of-employment bonus payment; (3) his fiscal 2008 EP Plan award; and (4) reimbursement of moving expenses. In exchange for the extension of the exercise periods for his vested options to one year from his retirement date, Mr. Corby agreed to provide up to fifty hours of consulting services for the period beginning April 1, 2008 and ending March 31, 2009. The Company agreed to reimburse Mr. Corby for reasonably documented travel and other expenses incurred in providing such consulting services.

Other Severance Arrangement

The Company’s other named executive officers are generally provided severance in an amount equal to twelve months salary paid over a twelve month period following the date of termination of employment for any reason other than a “for cause” termination.

Incentive Plans

The Company’s named executive officers, as well as all other employees who receive grants of options and restricted stock under the Company’s 2004 Plan, are provided with protections in the event of a change in control of the Company, as defined in the 2004 Plan. Pursuant to the various award agreements provided to employees, all unvested options and restricted shares will fully vest if, in connection with or within twelve months following the consummation of a change in control, an employee is involuntarily terminated by the successor company or business. Additionally, regardless of whether named executive officers are terminated upon a change in control, any performance cash award will be paid at the achievement level at the time of the change in control prorated by the portion of the performance period in which the named executive officer worked.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and the four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

The Committee generally designs components of executive compensation to ensure full deductibility. The Committee believes, however, that stockholder interests are best served by not restricting the Committee’s discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, the Committee has, from time to time, approved elements of compensation for certain officers that are not fully deductible, and may do so in the future in appropriate circumstances.

Beginning on April 1, 2006, the Company began accounting for stock-based compensation, including awards made under the 2004 Plan, in accordance with Statement of Financial Accounting Standards No. 123R “Share Based Payment” (“FAS 123R”).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board that the Compensation Discussion and Analysis be included in the proxy statement.

Members of the Compensation Committee

Michael R. D’Appolonia (Chair)
David S. Ferguson
John P. Reilly

FISCAL 2008 SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position(1)	Year	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)(8)	($)

Gordon A. Ulsh,	2008	$891,667	—	$617,556	$1,018,733	$1,738,140	$875	$34,650	$4,301,622
President and Chief Executive Officer	2007	$800,000	$375,000	$310,337	$492,105	$1,270,400	$11,479	25,525	$3,284,846
Francis M. Corby, Jr.,	2008	$450,000	$150,000	$98,890	$83,388	$545,850	$566	$26,179	$1,354,873
Former Executive Vice President	2007	$404,167	$16,667	$82,947	$90,969	$357,300	$11,167	$67,105	$1,030,321
and Chief Financial Officer
Edward J. O’Leary,	2008	$437,892	—	$94,805	$154,321	$469,901	$(182)	$33,662	$1,190,398
Chief Operating Officer	2007	$325,000	—	$35,564	60,234	$328,088	$6,993	$471,178	$1,227,057
Mitchell S. Bregman,	2008	$320,000	—	$75,916	$155,752	$422,159	$(8,775)	$20,550	$985,602
President — Industrial Energy Americas	2007	$320,000	—	$22,995	$69,835	$324,320	$8,987	$20,200	$766,337
Joel M. Campbell,	2008	$300,000	—	$63,888	$114,580	$45,488	$178	$459,150	$983,284
President — Industrial Energy Europe
Phillip A. Damaska,	2008	$290,083	—	$47,366	$84,876	$167,711	$(110)	$15,765	$605,691
Executive Vice President and	2007	$280,000	$75,000	$13,943	$38,375	$133,392	$5,016	$309,107	$854,833
Chief Financial Officer

(1)	Mr. Corby’s employment agreement with the Company expired on March 31, 2008, and he retired from the Company as previously planned. Effective April 1, 2008, Mr. Damaska was promoted to Executive Vice President and Chief Financial Officer. Mr. Damaska had previously been included in the Summary Compensation Table under the title “Senior Vice President and Corporate Controller.”

(2)	Effective September 1, 2007, Mr. O’Leary’s base salary was increased to $485,000. Effective April 1, 2008, Mr. Ulsh’s salary was increased to $950,000 and Mr. Damaska’s base salary was increased to $350,000. Effective July 1, 2008, Mr. Bregman’s base salary was increased to $332,800. See “Compensation Discussion and Analysis — Elements of Compensation — Base Salary.”

(3)	Pursuant to their employment agreements, Mr. Ulsh received a bonus payment of $375,000, Mr. Corby received a payment of $16,667 for fiscal 2006 that was paid in fiscal 2007, and Mr. Damaska received a lump sum payment of $75,000 in connection with his previous promotion to the position of Senior Vice President during fiscal 2007. Mr. Corby earned a $150,000 bonus that was paid in April 2008 based upon the completion of his full term of employment with the Company.

(4)	The amounts in this column reflect the compensation expense recognized in accordance with FAS 123R for fiscal 2008 and 2007 financial statement reporting purposes related to stock awards, restricted stock and restricted stock units. For our stock awards, compensation expense is based on fair value, which is calculated using the closing price of our common stock on the date of grant. For additional information about these assumptions, refer to Note 9 and Note 11 of the Company’s financial statements in our Annual Report on Form 10-K for the fiscal years ended March 31, 2008 and March 31, 2007, respectively.

(5)	The amounts in this column reflect the compensation expense recognized in accordance with FAS 123R for fiscal 2007 financial statement reporting purposes related to stock option awards. For our stock options compensation, expense is based on fair value, which is calculated using the BSVM. For additional information about these assumptions, refer to Note 9 and Note 11 of the Company’s financial statements in our Annual Report on Form 10-K for the fiscal years ended March 31, 2008 and March 31, 2007, respectively.

(6)	Payments made in fiscal 2008 in this column represent awards granted under the fiscal 2008 EP Plan, which were paid on June 12, 2008 and performance unit cash awards granted on November 29, 2005 that were paid on June 17, 2008. Fiscal 2007 payments include awards under our fiscal 2007 EP Plan which were paid on June 22, 2007. Performance unit cash awards granted on September 21, 2006 will only be paid upon achievement of performance targets at March 31, 2009, and are not reflected in this column. For additional information regarding the EP Plan and performance unit cash awards, see pp.19-20 and 24-25, respectively, of the CD&A above.

(7)	The Company’s pension plans are valued at December 31 of each year. Consequently, the change in pension value in this column is calculated as of December 31, 2007 for fiscal 2008 and December 31, 2006 for fiscal 2007.

(8)	See the All Other Compensation Table herein for additional information.

FISCAL 2008 ALL OTHER COMPENSATION TABLE

The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

						Company
						Contributions to
			Automobile	Executive	Tax	Retirement and	Expatriate
		Club Dues	Reimbursement	Relocation	Reimbursements	401(k) Plans	Payments
Name	Fiscal Year	($)	($)	($)	($)(1)	($)	($)(2)	Total ($)

Gordon A. Ulsh	2008	$9,000	$12,000	—	—	$13,650	—	$34,650
	2007	$6,525	$12,000	—	—	$7,000	—	$25,525
Francis M. Corby, Jr.	2008	—	$11,400	$6,404	—	$8,375	—	$26,179
	2007	—	$11,400	$33,938	$13,808	$7,958	—	$67,105
Edward J. O’Leary	2008	$10,674	$11,400	—	—	$11,588	—	$33,662
	2007	$8,296	$11,400	$27,083	$415,767	$8,631	—	$471,178
Mitchell S. Bregman	2008	—	$11,400	—	—	$9,150	—	$20,550
	2007	—	$11,400	—	—	$8,800	—	$20,200
Joel M. Campbell	2008	—	$11,400	—	—	$6,702	$441,048	$459,150
Phillip A. Damaska	2008	—	$9,000	—	—	$6,765	—	$15,765
	2007	—	$9,000	$47,540	$241,780	$10,788	—	$309,107

(1)	Includes gross up and reimbursement for relocation tax.

(2)	Expatriate payments made to Mr. Campbell during his temporary assignment in Germany include the following: reimbursement of housing expenses, net of a housing norm adjustment of $55,472; goods and services allowance of $63,254; reimbursement of interest, taxes and maintenance of his U.S. home during fiscal 2008 of $30,988; and a tax equalization of $291,334.

FISCAL 2008 GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information regarding equity and non-equity awards granted to the named executive officers in fiscal 2008.

		Estimated Future Payouts
		Under Non-Equity		All Other Stock Awards:
		Incentive Plan Awards(2)		Number of Shares of
	Grant	Threshold	Target	Stock or Units
Name	Date(1)	($)	($)	(#)(3)

Gordon A. Ulsh	03/22/2007	$720,000	$900,000
Francis M. Corby, Jr.	03/21/2007	$360,000	$450,000
	06/04/2007			20,000
Edward J. O’Leary	03/21/2007	$252,200	$315,250
Mitchell S. Bregman	03/21/2007	$128,000	$160,000
Joel M. Campbell	03/21/2007	$120,000	$150,000
Phillip A. Damaska	03/21/2007	$69,840	$87,300
	06/29/2007			3,500

(1)	On March 22, 2007, the Board approved the grant of certain stock awards, which were granted in the form of RSUs, and option awards to the named executive officers as compensation for fiscal 2008. Because these awards were granted in fiscal 2007, they were reported in the Company’s 2007 proxy statement.

(2)	The columns illustrate the potential value of payments under the fiscal 2008 EP Plan approved by the Board on March 22, 2007. Payments for the EP Plan are calculated based on the assumption that threshold and target goals are satisfied, but no maximum payment is provided, as awards are uncapped. Additionally, awards are based upon consolidated corporate results and, with regard to Messrs. Bregman and Campbell, their respective division’s performance. Performance unit cash awards are calculated based on the assumption that threshold, target or maximum goals are satisfied for the metrics established at the time of grant. For additional information regarding the EP Plan refer to pages 19-20 of our CD&A above.

(3)	This column shows the number of restricted shares granted in fiscal 2008 to the named executive officers. Mr. Corby’s award vested on March 31, 2008 in connection with the termination of his employment at the end of the term of his employment agreement. Mr. Damaska’s award will vest ratably over a five-year period beginning June 29, 2008.

FISCAL 2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

This table provides information on the current holding of stock options, restricted stock and restricted stock units for the named executive officers.

	Stock Awards							Market
		Number of	Number of				Number of	Value of
		Securities	Securities				Shares or	Shares or
		Underlying	Underlying				Units of	Units of
		Unexercised	Unexercised	Option			Stock That	Stock That
	Option	Options	Options	Exercise	Option	Stock	Have Not	Have Not
	Grant	(#)(2)	(#)(2)	Price	Expiration	Grant	Vested	Vested
Name	Date	Exercisable	Unexercisable	($)(1)	Date	Date(2)	(#)(3)	($)(4)

Gordon A. Ulsh	4/2/2005	153,180	76,820	$13.22	08/29/15	4/2/2005	18,000	$235,800
						4/2/2005	33,333	$436,662
	11/29/2005	132,484	66,441	$4.46	11/28/15	11/29/2005	60,279	$789,655
	09/21/2006	110,623	221,577	$3.66	09/21/16	9/21/2006	109,920	$1,439,952
	3/22/2007	63,916	128,023	$8.84	03/22/17	03/22/2007	127,001	$1,663,713

Francis M. Corby, Jr.	3/1/2005	61,013	0	$4.24			—	—

Edward J. O’Leary	6/6/2005	20,010	9,990	$5.09	08/29/15	6/6/2005	4,101	$53,723
						6/6/2005	3,000	$39,300
	11/29/2005	1,189	596	$4.46	11/28/15	11/29/2005	4,927	$64,544
	9/21/2006	22,478	45,022	$3.66	09/21/16	9/21/2006	22,320	$292,392
	03/22/2007	10,819	21,671	$8.84	03/22/17	03/22/2007	21,498	$281,624

Mitchell S. Bregman	10/13/2004	20,000	0	$15.82	08/29/15	10/13/2004	1,200	$15,720
	11/29/2005	20,059	10,059	$4.46	11/28/15	11/29/2005	7,265	$95,172
	9/21/2006	22,111	44,289	$3.66	09/21/16	9/21/2006	22,000	$288,200
	3/22/2007	10,653	21,337	$8.84	03/22/17	03/22/2007	21,168	$277,301

Joel M. Campbell	9/21/2006	7,459	14,941	$3.66	09/21/16	9/21/2006	7,440	$97,464
	10/20/2006	12,803	25,645	$3.83	10/20/16	10/20/2006	12,719	$166,619
	3/22/2007	9,987	20,003	$8.84	3/22/17	03/22/2007	19,844	$259,956

Phillip A. Damaska	1/31/2005	12,000	0	$13.41	08/29/15	1/31/2005	1,200	$15,720
	11/29/2005	10,656	5,344	$4.46	11/28/15	11/29/2005	3,860	$50,566
	9/21/2006	11,622	23,278	$3.66	09/21/16	9/21/2006	11,520	$150,912
	3/22/2007	5,593	11,202	$8.84	03/22/17	03/22/2007	11,113	$145,580
						06/29/2007	3,500	$45,850

(1)	As noted on p. 24 of the CD&A, the 2004 Plan was amended effective August 22, 2007 to provide that the exercise price would be equal to the closing price of the Company’s common stock on the grant date or the average closing price of our common stock for the ten days preceding the grant date, whichever is higher. As further note on pp. 23-24 of the CD&A, on February 18, 2008, the executive officers and directors executed amendments to the option awards approved by the Board and granted to non-employee directors and executive officers where the exercise price was lower than the closing price of the Company’s common stock on the grant date.

(2)	All stock grants listed in this column represent restricted stock, with the exception of the March 22, 2007 grant of restricted stock units.

(3)	Mr. Ulsh received two grants of restricted stock in connection with the commencement of his employment on April 2, 2005. The grant of 100,000 shares vests equally over three years. Mr. O’Leary received two grants of restricted shares in connection with the commencement of his employment on June 6, 2005. The grant of 12,000 shares vests equally over three years. All other grants of restricted stock vest 20% each year for five years from the date of grant. All grants of stock options vest equally each year for three years from the date of grant.

(4)	The market value of unvested restricted stock is based on the $13.10 closing price of our stock on The NASDAQ Global Market on March 31, 2008.

FISCAL 2008 OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information for the named executive officers, on (1) stock option exercises during fiscal 2008, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards and the value realized. No stock options were exercised by our named executive officers in fiscal 2008.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)(4)	($)(5)

Gordon A. Ulsh(1)	—	—	118,656	$1,079,912
Francis M. Corby, Jr.	—	—	58,590	$662,950
Edward J. O’Leary	—	—	17,697	$156,198
Mitchell S. Bregman(2)	—	—	13,813	$126,941
Joel M. Campbell	—	—	10,000	$99,475
Phillip A. Damaska(3)	—	—	7,544	$69,165

(1)	Mr. Ulsh forfeited 8,530 of the shares listed above to pay withholding tax obligations related to the vested shares.

(2)	Mr. Bregman forfeited 2,511 of the shares listed above to pay withholding tax obligations related to the vested shares.

(3)	Mr. Damaska forfeited 935 of the shares listed above to pay withholding tax obligations related to the vested shares.

(4)	All vested stock listed in this column represents restricted stock, with the exception of the restricted stock units granted on March 22, 2007.

(5)	Values based on the closing price of our common stock on the respective vesting dates. Where the vesting date occurred on a Saturday or Sunday, we used the closing price on the last market date prior to the vesting date.

FISCAL 2008 PENSION BENEFITS TABLE

The table below sets forth information on the pension benefits for the named executive officers.

		Number	Present
		of Years	Value of	Actual	Payments
		Credited	Accumulated	Cash Balance	During Last
		Service	Benefit	Account	Fiscal Year
Name	Plan Name	(#)	($)(1)	($)	($)

Gordon A. Ulsh	Cash Balance	3.00	$22,858	$23,819	—
Francis M. Corby, Jr.	Cash Balance	2.00	$11,733	$11,895	—
Edward J. O’Leary	Cash Balance	3.00	$14,146	$16,908	—
Mitchell S. Bregman(2)	GNB	21.67	$239,996	—	—
	Cash Balance	7.00	$58,383	$66,970	—
Joel M. Campbell	Cash Balance	2.00	$6,312	$6,760	—
Phillip A. Damaska	Cash Balance	3.00	$14,491	$17,085	—

(1)	Benefits are valued as of December 31, 2007, the standard measurement date we use for such plans.

(2)	Mr. Bregman participated in a pension plan with GNB Industrial, which merged with the Company in 2000. This plan is managed by the Company but was frozen as of December 31, 2000.

FISCAL 2008 DIRECTOR COMPENSATION TABLE

Directors who are employees receive no additional compensation or retirement benefits for serving on the board or its committees. In fiscal 2008, we provided the following annual compensation to directors who are not employees:

	Fees Earned or
	Paid in Cash	Stock Awards	Option Awards	Total
Name	($)(1)	($)(2)	($)(3)	($)

John P. Reilly, Chairman	$160,000	$34,106	$30,791	$224,897
Herbert F. Aspbury	$84,500	$34,106	$30,791	$149,397
Michael R. D’Appolonia	$85,000	$34,106	$30,791	$149,897
David S. Ferguson	$77,000	$34,106	$30,791	$141,897
Paul W. Jennings	$58,000	$34,106	$30,791	$122,897
Joseph V. Lash(4)	0	0	0	0
Michael R. Ressner	$87,500	$34,106	$30,791	$152,397
Carroll R. Wetzel	$89,000	$34,106	$30,791	$153,897

(1)	This column represents the amount of cash compensation earned by the non-employee directors for meeting fees, annual retainer, Chairman retainer and Committee Chair retainers.

(2)	The amounts in this column reflect the compensation expense recognized in accordance with FAS 123R for fiscal 2008 financial statement reporting purposes related to stock awards. For our stock awards, compensation expense is based on fair value, which is calculated using the closing price of our common stock on the date of grant. For additional information, refer to Note 9 of our financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008.

(3)	The amounts in this column reflect the compensation expense recognized in accordance with FAS 123R for fiscal 2008 financial statement reporting purposes related to stock option awards. For our stock options, compensation expense is based on fair value, which is calculated using a BSVM. For additional information, refer to Note 9 of our financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008.

(4)	Mr. Lash has opted to forego payment of all compensation for his service on the Board.

Each non-employee director receives an annual cash retainer of $50,000 payable prospectively in quarterly cash installments. Additionally, the Chairman of the Board receives an annual retainer of $90,000 payable prospectively in quarterly installments. The Chairman of the Audit Committee and Compensation Committee receive an additional annual cash retainer of $15,000. The Chairman of the Finance Committee receives an additional annual cash retainer of $10,000. The additional annual cash retainer paid to the Chairman of the Nominating and Corporate Governance Committee is $10,000. Each member of the Board also receives $1,500 for each Board or committee meeting attended in person and $1,000 for each board or committee meeting attended telephonically. Effective August 22, 2007, the Board approved an increase in annual non-employee director equity compensation to $70,000, of which $40,000 would be comprised of restricted stock units and $30,000 comprised of stock options. The restricted stock units become non-forfeitable at the conclusion of the director’s annual service, but stock certificates will not be issued until retirement from the Board.

On August 22, 2007, the directors were awarded one-time grants of options to purchase 5,941 shares of common stock at $7.59 per share and 5,270 RSUs. The value of both awards was based on the closing price of the Company’s common stock on the grant date or the average closing price of our stock over the ten trading days prior to the date of grant, whichever was greater. The options have a one-year vesting period. The RSUs become non-forfeitable after one year, but share certificates will not be issued to the director until his service on the Board is completed.

Directors who are also employees of our company receive no additional compensation for service as a director. Additionally, we do not provide retirement benefits to non-employee directors under any current program.

FISCAL 2008 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

The tables and narratives describe the potential payments to each named executive officer upon termination. In accordance with SEC rules, all information described in this section is presented as if a triggering event occurred on March 31, 2008, with the exception of information regarding Mr. Corby, who retired effective March 31, 2008 and in accordance with his employment agreement. Therefore, these tables exclude Mr. Corby. For additional information regarding Mr. Corby’s compensation upon termination, see page 28 of our CD&A.

				Termination
		Termination	Termination	w/o Cause within
		w/o Cause or by	w/ Cause or	12 months after a
		employee for	by employee w/o	Change in
Name	Benefit	Good Reason	Good Reason	Control	Death	Disability

Gordon A. Ulsh	Base salary(1)	$1,800,000	—	$1,800,000	—	—
	Bonus/EP(2)	$2,700,000	$900,000	$2,700,000	$900,000	$900,000
	Stock Options(3)	—	—	$3,211,115	—	—
	Restricted shares/RSU(4)	$436,675	—	$4,565,795	$436,675	$436,675
	Performance Unit Cash Award(5)	—	—	$946,440	$946,440	$946,440
	COBRA(6)	$15,975	—	$15,975	—	—
	Tax Gross-Up(7)	—	—	$2,359,902	—	—

(1)	Values based on Mr. Ulsh’s base salary in effect as of March 31, 2008. Also assumes there would be no change in the terms of Mr. Ulsh’s employment agreement after a change in control. In addition to the amount listed above, Mr. Ulsh would also receive earned but unpaid salary and earned but unpaid vacation through the date of termination under any circumstance, including death or disability.

(2)	Mr. Ulsh is entitled to receive any earned but unpaid bonus for the prior fiscal year regardless of the nature of the termination, including death or disability. For purposes of this table, payment of the fiscal 2008 EP Award is assumed at target (100% of base salary). With the exception of a termination for cause, Mr. Ulsh would be entitled to a pro rata portion of any bonus paid in the succeeding fiscal year based on the service during the fiscal year in which employment ceases.

(3)	Values shown were determined by multiplying the number of “in the money” options that would vest upon termination by the difference between the exercise price and the $13.10 closing price of our common stock on March 31, 2008. Excludes valuation of shares otherwise exerciseable at March 31, 2008.

(4)	Values based on the number of shares that would vest upon termination multiplied by the $13.10 closing price of our common stock on March 31, 2008.

(5)	Value is based on a termination at March 31, 2008 and actual payment made for fiscal 2005 award paid on June 17, 2008 and target level reached for performance unit cash awards for fiscal 2006 award.

(6)	Based on rates in effect as of March 31, 2008 and assumes full 18 months of COBRA eligibility.

(7)	Calculations based on the assumed excise tax under Section 280G of the Internal Revenue Code for the change in control payment at March 31, 2008. This calculation does not incorporate any requirements of Internal Revenue Service Code §409A.

						Termination w/o
						Cause within
		Termination	Voluntary			12 months after a
Name	Benefit	w/o Cause(1)	Termination(2)	Death	Disability	Change in Control

Edward J. O’Leary	Base salary(1)	$485,000	—	—	—	$485,000
	Stock Options(3)	—	—	—	—	$602,505
	Restricted Share/RSU(4)	—	—	—	—	$731,687
	Performance Unit Cash Award(5)	—	—	$194,400	$194,400	$194,400
Mitchell S. Bregman	Base salary(1)	$320,000	—	—	—	$320,000
	Stock Options(3)	—	—	—	—	$595,894
	Restricted Shares/RSU(4)	—	—	—	—	$676,379
	Performance Unit Cash Award(5)	—	—	$176,359	$176,359	$176,359
Joel M. Campbell	Base salary(1)	$300,000	—	—	—	$300,000
	Stock Options(3)	—	—	—	—	$463,985
	Restricted Shares/RSU(4)	—	—	—	—	$524,026
	Performance Unit Cash Award(5)	—	—	$56,250	$56,250	$56,250
Phillip A. Damaska	Base salary(1)(2)	$291,300	$145,500	—	—	$291,000
	Stock Options(3)	—	—	—	—	$313,499
	Restricted Shares/RSU(4)	—	—	—	—	$408,615
	Performance Unit Cash Award(5)	—	—	$93,316	$93,316	$93,316

(1)	Upon termination by the Company, Messrs. Bregman, O’Leary and Campbell would receive one year of severance, regardless of whether they obtain employment elsewhere during such year. Mr. Damaska would receive six months severance, regardless of whether he obtains employment elsewhere during such six month period, and would be eligible for up to an additional six months’ severance, mitigated by any employment during such additional six-month period. Also assumes there would be no change in severance policy after a change in control.

(2)	Assumes Mr. Damaska will receive six months’ mitigated severance if he was not named Chief Financial Officer by June 30, 2008 and provides notice of voluntarily termination within 30 days thereafter.

(3)	Values shown were determined by multiplying the number of “in the money” options that would vest upon termination by the difference between the exercise price and the closing price of our stock on March 31, 2008. Excludes valuation of shares otherwise exerciseable at March 31, 2008.

(4)	Values based on the number of shares not vested at March 31, 2008 multiplied by the closing price of our common stock on March 31, 2008. Excludes valuation of shares otherwise vested or non-forfeitable at March 31, 2008.

(5)	Value is based on a termination at March 31, 2008 and target level reached for performance unit cash awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of July 11, 2008, concerning:

•	each person whom we know beneficially owns more than five percent of our common stock;

•	each of our directors and nominees for the Board;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner is c/o Exide Technologies, 13000 Deerfield Parkway, Building 200, Alpharetta, GA 30004.

We determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on information furnished to our company, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 75,315,740 shares of common stock outstanding at July 11, 2008. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we included outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of July 11, 2008. We did not deem these shares outstanding, however, for purposes of computing the percentage ownership of any other person.

The information provided in the table below is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Number of Shares	Percent
Name of Beneficial Owner	Beneficially Owned	of Class

5% Stockholders
Jeffrey L. Gendell(1)	23,706,133	31.5%
C/o Tontine Capital Management, L.L.C. 55 Railroad Avenue, 1st Floor Greenwich, CT 06830
Legg Mason(2)	7,448,617	9.9%
100 Light Street
Baltimore, MD 21202

Directors and Executive Officers(3)
Herbert F. Aspbury	31,295	*
Michael R. D’Appolonia	51,128	*
David S. Ferguson	46,448	*
Paul W. Jennings	32,452	*
Joseph V. Lash	0	*
John P. Reilly	57,129	*
Michael P. Ressner	45,365	*
Gordon A. Ulsh(4)	1,437,179	1.9%
Carroll R. Wetzel	56,351	*
Mitchell S. Bregman	148,594	*
Francis M. Corby, Jr.(5)	229,107	*
Phillip A. Damaska	106,769	*
Edward J. O’Leary	189,503	*
Joel M. Campbell	95,840	*
All Directors and executive officers as a group (19 persons)	2,953,295	3.9%

*	Represents less than 1% of the outstanding common stock.

(1)	The information reflects the Schedule 13D/A filed with the SEC on October 9, 2007 and the Form 4 filed with the Commission on December 11, 2007, each filed jointly by Jeffrey L. Gendell (“Mr. Gendell”) and the entities described below. Mr. Gendell is the managing member of Tontine Capital Overseas GP, L.L.C., a Delaware limited liability company (“TCO”), the general partner of Tontine Capital Overseas Master Fund, L.P. a Cayman Islands limited partnership (“TMF”). Mr. Gendell is the managing member of Tontine Capital Management, L.L.C. (“TCM”), a Delaware limited liability company, the general partner of Tontine Capital Partners, L.P., a Delaware limited partnership (“TCP”) and Tontine 25 Overseas Master Fund, L.P., a Cayman Islands limited partnership (“T25”). Mr. Gendell is the managing member of Tontine Management, L.L.C. (“TM”), a Delaware limited liability company, the general partner of Tontine Partners, L.P., a Delaware limited partnership (“TP”). Mr. Gendell is also the managing member of Tontine Overseas Associates, L.L.C., a Delaware limited liability company (“TOA”), the investment adviser to Tontine Overseas Fund, Ltd., a Cayman Islands corporation (“TOF”) and certain separately managed accounts. TMF directly owns 2,429,800 shares of Common Stock. TCP directly owns 9,831,729 shares of Common Stock. TP directly owns 7,123,781 shares of Common Stock. T25 directly owns 1,177,740 shares of Common Stock. TOA beneficially owns 3,142,083 shares of Common Stock. All of the foregoing shares of Common Stock may be deemed to be beneficially owned by Mr. Gendell. Mr. Gendell disclaims beneficial ownership of the Issuer’s securities reported herein for purposes of Section 16(a) under the Securities Exchange Act of 1934, as amended, or otherwise, except as to securities directly owned by Mr. Gendell or representing Mr. Gendell or representing Mr. Gendell’s pro rata interest in, and interest in the profits of, TCO, TMF, TCM, TCP, TP, TM, TOA, TOF and T25.

(2)	Based on the Schedule 13G/A filed jointly by LMM LLC and Legg Mason Opportunity Trust, a portfolio of Legg Mason Investment Trust, Inc., with the SEC on June 10, 2008, LLM LLC and Legg Mason Opportunity Trust share voting and dispositive power over all reported shares.

(3)	Includes shares of our common stock that may be acquired by exercise of stock options or in connection with vesting of restricted stock units within 60 days of June 30, 2008 for directors and executive officers as follows: Messrs. D’Appolonia, Reilly and Ressner, 32,286 shares each; Messrs. Ferguson and Wetzel, 30,174 shares each; Messrs. Aspbury and Jennings, 24,501 each; Mr. Ulsh, 695,774 shares; Mr. Bregman, 99,282 shares; Mr. Corby, 61,013 shares; Mr. Damaska, 48,440 shares; Mr. O’Leary, 91,358 shares; Mr. Campbell, 55,054; and all directors and executive officers as a group, 1,409,107 shares.

(4)	Includes 269,939 shares held in the Gordon A. Ulsh and Laurie J. Ulsh, J/R/L/T/A, dated June 21, 1996, as amended, of which Mr. Ulsh and his spouse are trustees. Mr. Ulsh continues to report beneficial ownership of shares of the issuer held for the account of the trust but disclaims beneficial ownership (except to the extent of the pecuniary interest of Mr. Ulsh and his spouse) in the trust.

(5)	Includes 11,000 shares held in the Diane S. Corby Family Trust, which was established for the benefit of Mr. and Mrs. Corby’s children. Mr. Corby serves as trustee of the trust.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership. Based upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors, executive officers and 10% stockholders complied during fiscal 2008 with the reporting requirements of Section 16(a), with the exception of the following: Paul W. Jennings filed a Form 4 reflecting the annual grant of director equity. The form was filed on August 28, 2007, four days late.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to our Corporate Governance Guidelines, as well as the Related Party Transaction policy adopted by the Board on March 22, 2007, the Audit Committee is responsible for review of “related person transactions” between the Company and related persons, including directors, executive officers, director nominees, 5% stockholder of the Company since the beginning of the last fiscal year, as well as the immediate family members of each of the foregoing individuals. These related person transactions apply to any transaction or series of transactions in which we or one of our subsidiaries is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest.

We annually solicit information from our directors and executive officers in order to monitor potential conflicts of interest. Director nominees are also requested to provide us the foregoing information. The Audit Committee considers whether any related person has a material interest in a transaction and whether the transaction is on terms and conditions that are reasonable under the circumstances and in the best interest of stockholders. Except as described below, no related person transactions were reported.

On August 26, 2007, the Audit Committee evaluated a potential related person transaction between the Company and its two largest stockholders, Tontine and Legg Mason Investment Trust, Inc. (“Legg Mason”). After reviewing management’s evaluation of potential sources of capital and parties with whom a rights offering could be undertaken, the Audit Committee approved the related person transaction, concluding that it was on terms and conditions reasonable under the circumstances and was in the best interest of stockholders.

On August 28, 2007, we entered into a Standby Purchase Agreement (the “Standby Agreement”) with Tontine Capital Partners, L.P. (“Tontine”) and Legg Mason. Tontine and Legg Mason, or their respective affiliates, beneficially owned approximately 28.0% and 13.8%, respectively, of our outstanding common stock as of August 28, 2007. Under the Standby Agreement, Tontine and Legg Mason agreed to certain standby commitments with respect to their basic and oversubscription privileges under our $91.7 million rights offering to holders of our common stock (the “Rights Offering”), including, among others, (1) to purchase all of the shares of our common stock purchaseable with their basic subscription privilege, (2) not exercise their oversubscription privilege, and (3) purchase all of the shares of our common stock issuable upon the deemed exercise by Tontine and Legg Mason immediately prior to the expiration of the Rights Offering of any subscription rights that were not exercised by other stockholders prior to the expiration of the Rights Offering. Under the Standby Agreement, Tontine and Legg Mason also agreed to a maximum ownership limitation of 49.9% that restricted them from owning in the aggregate shares of our common stock on the closing date of the transactions contemplated by the Standby Agreement in an amount that exceeded 49.9% of the total outstanding shares of our common stock on that closing date. Under the Standby Agreement, two-thirds of the unsubscribed shares were allocated to Tontine and one-third of the unsubscribed shares were allocated to Legg Mason.

The subscription price in the Rights Offering was $6.55 per full share, which was based on the Board’s consideration of a number of factors, including: the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, our need for liquidity and capital and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In connection with its review of these factors, the Board also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies.

The Rights Offering closed on October 5, 2007 and resulted in the sale of 5,386,583 and 2,911,306 shares of our common stock to Tontine and Legg Mason, respectively, for $6.55 per full share, and Tontine and Legg Mason owned 30.7% and 15.1% of our common stock on that closing date. As of July 11, 2008, Tontine beneficially owned approximately 31.5% of our outstanding common stock and Legg Mason beneficially owned approximately 9.9% of our common stock.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2009 ANNUAL MEETING

You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Stockholder Proposals.  For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, our Corporate Secretary must receive the written proposal at our principal executive offices no later than March 27, 2009. Such proposals must also comply with Section 2.03 of our Bylaws and SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Exide Technologies
13000 Deerfield Parkway
Building 200
Alpharetta, Georgia 30004
Attn: Corporate Secretary
Fax: (678) 566-9229

For a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 of the Securities Exchange Act of 1934, the stockholder must (1) deliver a proxy statement and form of proxy to holders of a sufficient number of shares of our common stock to approve the proposal, (2) provide the information required by Section 2.03 of our Bylaws and (3) give timely notice to our Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by our Corporate Secretary:

•	not earlier than the close of business on the one hundred twentieth day prior to the first anniversary of the 2008 annual meeting of stockholders, or May 12, 2009; and

•	not later than the close of business on the ninetieth day prior to the first anniversary of the 2008 annual meeting of stockholders, or June 11, 2009.

However, if the 2009 annual meeting of stockholders is moved more than 30 days before or more than 70 days after September 9, 2009, then notice must be delivered by the stockholder not earlier than the close of business on the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by our company.

Nomination of Director Candidates.  You may propose director candidates for consideration by the Board’s Nominating and Corporate Governance Committee. Any such recommendation should include the nominee’s name and qualification for Board membership and should be directed to our Corporate Secretary at the address of our company’s principal executive offices set forth above.

In addition, our Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our Bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above for stockholder proposals that are not intended to be included in our proxy statement.

Copy of Bylaw Provisions.  You may contact our Corporate Secretary at our principal executive offices for a copy of the relevant provisions of our Bylaws regarding the requirements for making stockholder proposals and nominating director candidates.

The Board does not provide a process for stockholders to send other communications to the Board because it believes that the process available under applicable federal securities laws for stockholders to submit proposals for consideration at the annual meeting is adequate.

AVAILABILITY OF ANNUAL REPORT

You may obtain, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2008, including the financial statements and the financial statement schedules filed with the SEC pursuant to Rule 13a-1 of the Exchange Act. You may also obtain copies of exhibits to the Form 10-K, but we will charge a reasonable fee to stockholders requesting such exhibits. You should direct your request in writing to us at our address set forth on the first page of this Proxy Statement, attention: Brad S. Kalter, Corporate Secretary at 13000 Deerfield Parkway, Building 200, Alpharetta, Georgia 30004 or by calling Investor Relations at (678) 566-9000.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials.  The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Our company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or our company that they or our company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Exide Technologies, 13000 Deerfield Parkway, Building 200, Alpharetta, Georgia 30004 or by calling Investor Relations at (678) 566-9000.

Proxy Solicitation Costs.  We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. Our officers and regular employees may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

EXIDE TECHNOLOGIES
PROXY
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD SEPTEMBER 9, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Brad S. Kalter and Barbara A. Hatcher, and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Exide Technologies, a Delaware corporation (the “Company”), which the undersigned may be entitled to vote at the annual meeting of Stockholders of the Company to be held at the Hilton Garden Inn Atlanta North/Alpharetta at 4025 Windward Plaza Drive, Alpharetta, Georgia 30005, on Tuesday, September 9, 2008, beginning at 9:00 a.m. (local time) or at any adjournment or postponement thereof, as shown on the voting side of this card. This proxy will be voted as specified. If a choice is not specified, this proxy will be voted FOR the director nominees and FOR proposal 2 and in the discretion of the proxyholders on any other matter that properly comes before the meeting in accordance with the recommendations of the Board of Directors.
(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF
EXIDE TECHNOLOGIES
SEPTEMBER 9, 2008

PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL
     Date, sign and mail your proxy card in the envelope provided as soon as possible.
TO VOTE BY TELEPHONE
     Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
TO VOTE BY INTERNET
     Access www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page.
     YOUR CONTROL NUMBER IS:

Please detach and mail in the envelope provided.
☒ Please mark votes as in this example.

		FOR ALL	FOR ALL	WITHHOLD
		NOMINEES	EXCEPT	AUTHORITY
FOR ALL NOMINEES
1.	The election of the following nine persons as directors of the Company.	☐	☐	☐

Nominees: ¡ Herbert F. Aspbury ¡ Michael R. D’Appolonia ¡ David S. Ferguson ¡ Paul W. Jennings ¡ Joseph V. Lash ¡ John P. Reilly ¡ Michael P. Ressner ¡ Gordon A. Ulsh ¡ Carroll R. Wetzel

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

		FOR	AGAINST	ABSTAIN

2.	Ratify the appointment of the Company’s independent auditors for fiscal 2009	☐	☐	☐
     In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Signature	Signature if held jointly	Dated
     NOTE: This Proxy Card should be dated, signed by the stockholder exactly as the stockholder’s name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.